Exhibit 4.23

DATED                                  2016

INACCESS INVESTMENTS LIMITED (1)

RIKONUS LIMITED (2)

PIRAEUS TA.NE.O. CAPITAL FUND (3)

IHL ACQUISITION CO PTY LTD (4)

and

BLUENRGY GROUP LIMITED (5)

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of 244,493 shares in the issued share capital of

INACCESS HOLDINGS LIMITED

i

THIS AGREEMENT is dated                                          2016 and made

BETWEEN:

(1)	INACCESS INVESTMENTS LIMITED, a limited company organised and existing under the laws of Cyprus, having registered tax number HE 308717 and its registered office at M. Karaoli 8, Flat/Office 104, 1095, Nicosia, Cyprus (the “IIL”);

(2)	RIKONUS LIMITED, a limited company organised and existing under the laws of Cyprus, having registered tax number HE 275596 and its registered office at 5, Strati Myrivilli Street, Strovolos Nicosia 2046, Cyprus (“Rikonus”);

(3)	PIRAEUS TA.NE.O CAPITAL FUND, a Greek Venture Capital Mutual Fund (“A.K.E.S.”) established under the laws of Greece and having its registered office at 10 Stadiou Street, 10564 Athens, Greece, acting by its management company PIRAEUS CAPITAL MANAGEMENT S.A., an S.A. company (Société Anonyme) incorporated under the laws of Greece and having registered tax number 998279015, having its registered office at 10 Stadiou Street, 10564 Athens, Greece (“PTCF”);

(4)	IHL ACQUISITION CO PTY LTD, a company limited by shares organised and existing under the laws of the Commonwealth of Australia under Australian company number 612 827 433, having its registered office at c/o Bluenergy Group Limited, 32 Martin Place, 11th Floor, Sydney 2000 NSW, Australia (the “Purchaser”); and

(5)	BLUENRGY GROUP LIMITED, a company limited by shares organised and existing under the laws of the Commonwealth of Australia and having its registered office at 32 Martin Place, 11th Floor, Sydney 2000 NSW, Australia (“BGL”),

IIL, Rikonus and PTCF, collectively the “Sellers” and each a “Seller”; the Sellers and the Purchaser, each a “Party” and together the “Parties”.

Background:

(A)	The Company is a limited liability company incorporated in England and Wales engaged in the provision of collection, processing, storage and delivery of operational data for telecoms and solar power generation facilities.

(B)	As of the date of this Agreement, the Sellers own the Sale Shares which (conditional upon completion of the Repurchase) shall constitute all of the issued share capital of the Company not already owned by the Purchaser.

(C)	The Sellers wish to sell and the Purchaser wishes to buy the Sale Shares on, and subject to, the terms and conditions of this Agreement.

(D)	Pursuant to the Option Plan, any Options granted by the Company after the date of this Agreement shall be automatically exercised in such proportions as are specified in the Option Plan at First Completion and Second Completion and the option holders will be required to sell all such Shares that are not purchased by the Company to the Purchaser.

THE PARTIES AGREE THAT:

1.	Interpretation

1.1	Definitions

In this Agreement where the context admits:

“2016 Revenue” has the meaning given to it in Schedule 10;

“2017 Revenue” has the meaning given to it in Schedule 10;

“A2 Preference Shares” means the A2 convertible redeemable preference shares of £1.00 each having the rights and subject to the restrictions set out in the articles of association of the Company;

“Accelerating Seller” has the meaning give to it in clause 9.4(A);

“Accounts” means the accounts comprising the abbreviated balance sheet of the Company made up as at the Accounts Date in respect of the financial year ended on the Accounts Date and the accounts comprising the individual audited balance sheet and income statement of Inaccess Networks S.A. as at the Accounts Date and, in respect of of each of the other Subsidiaries, the individual income statements and balance sheets in respect of the financial year ended on the Accounts Date including, in each case, the notes thereto and the directors’ report and auditors’ report (if any) thereon and all other reports and statements attached to such accounts;

“Accounts Date” means 31 December 2015;

“Affiliate” means, in relation to a body corporate, any subsidiary undertaking or parent undertaking of such body corporate, and any subsidiary undertaking of any such parent undertaking for the time being;

“Agreed Form” means, in relation to any document, a document in the form signed or initialled for the purpose of identification by or on behalf of the parties;

“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement, standard setting or Tax Authority, tax raising body, authority, agency, board, department, court or tribunal or other organisation of any jurisdiction and whether supranational, national, regional or local, and whether or not established by or having the authority of Law, provided that if it is not established by or has the authority of Law it is a trade association of which the Company or any Subsidiary is a member or a body whose standards are generally accepted in any relevant jurisdiction or locality or a body to which the Company or any Subsidiary must in practice submit in order to undertake its business in any relevant jurisdiction or locality;

“BGL Share Price” means the price of each Consideration Share calculated in accordance with clause 3.5;

“Business” means collectively the business of the Company and each of the Subsidiaries at the Completion Date;

“Business Day” means any day other than a Saturday or Sunday or a day which is a public holiday in England or Greece;

“CAA” means the Capital Allowances Act 2001;

“Companies Acts” means statutes from time to time in force concerning companies including (without limitation) the Companies Act 2006;

“Company” means Inaccess Holdings Limited, a company registered in England and Wales under number 08142682 and incorporated on 13 July 2012 as a private company limited by shares under the Companies Act(s), details of which appear in Schedule 2;

“Completion Accounts” means the First Completion Accounts and/or the Second Completion Accounts as the context requires;

“Conditions” means collectively the conditions to First Completion set out in clause 5.1;

“Confidential Information” has the meaning given in clause 16.1;

“Connected Person” means a person connected (within the meaning of sections 1122 and 1123 of the CTA 2010) with any of the Sellers or with any of the directors (or any former director) of any Group Company;

“Consideration Shares” means ordinary shares of nil par value each in the capital of BGL, to be allotted and issued credited as fully paid in accordance with clause 3.1;

“Core Warranties” means the Warranties set out in Part D of Schedule 7;

“CTA 2009” means the Corporation Tax Act 2009;

“CTA 2010” means the Corporation Tax Act 2010;

“Directors” means in relation to the Company or any of the Subsidiaries, its directors and “Continuing Directors” means the persons named in Schedule 2 as continuing directors, following First Completion, of the Company;

“Disclosed” means fairly, fully, clearly and accurately disclosed with sufficient details to identify the nature and matter disclosed by the Disclosure Documents, and “Disclosure” shall be construed accordingly;

“Disclosure Bundle” means the two identical bundles of documents collated by or on behalf of the Sellers, in the Agreed Form annexed to the Disclosure Letter;

“Disclosure Documents” means the Disclosure Letter and the Disclosure Bundle;

“Disclosure Letter” means the letter written and delivered by or on behalf of the Warrantors to the Purchaser within 30 days of the date of this Agreement and containing statements disclosing against the Warranties;

“Encumbrance” includes any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion); or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by Law), title retention or other security agreement or arrangement; and any rental, hire purchase, credit or conditional sale or other agreement for payment on deferred terms, or any agreement to create any of the above;

“European Commission” means the Commission of the European Communities;

“Exchange” means the sale and purchase by the Company of certain shares in Inaccess Networks S.A. from PTCF in consideration of the Company issuing and allotting 56,505 A2 Preference Shares to PTCF in accordance with the terms of the Exchange Agreement;

“Exchange Agreement” means the agreement between the Company and PTCF, among others, dated on or around the date hereof, that sets out the terms and conditions of the Exchange;

“Expert” has the meaning given in paragraph 1 of Schedule 10;

“FCPA” has the meaning given in paragraph 15.12 of Schedule 7;

“First Completion” means completion of the sale and purchase of the First Completion Sale Shares in accordance with this Agreement;

“First Completion Accounts” means the accounts referred to in paragraph 2 of Schedule 10 and prepared in accordance with that Schedule;

“First Completion Ceiling Amount” means €7,653,153;

“First Completion Date” means the date upon which First Completion takes place;

“First Completion Sale Shares” means 148,870 of the Sale Shares comprising 127,698 Ordinary Shares and 21,172 A2 Preference Shares;

“First Completion Warranties” means the Warranties set out at in Part B of Schedule 7 and the Warranties in paragraphs 1, 2, 3, 14.2, 16.2, 17.5 and 32.2 of Schedule 8;

“First Consideration” means an aggregate amount of €6,930,355, payable to each Seller in the amounts set out beside their names in column 3 of the table in Part A of Schedule 1;

“First Price” means the price to be paid for the First Completion Sale Shares as defined in clause 3.1(A);

“Force Majeure Event” means any circumstance not within a Party’s reasonable control including, without limitation:

a)	acts of God, flood, drought, epidemics, pandemics, earthquake or other natural disaster;

b)	terrorist attack, civil war, civil commotion or riots, war, threat of or preparation for war, imposition of sanctions, embargo, or breaking off of diplomatic relations;

c)	nuclear, chemical or biological contamination;

d)	any law or any action taken by a government or public authority, including without limitation imposing an export or import restriction, quota or prohibition;

e)	any labour or trade dispute, strikes, industrial action or lockouts; and

f)	interruption or failure of utility service;

“Founder Guarantees” means the guarantees provided by the Founders in respect of the obligations of the Company (and the Subsidiaries) as set out in Schedule 16;

“Founder Service Agreements” means the service agreements between each of the Founders and the Company including the provisions set out in Part A of Schedule 15;

“Founders” means each of Christos Georgopoulos, George Konstantoulakis and Vasileios Nellas;

“FSMA” means the Financial Services and Markets Act 2000;

“Group” means the Company and the Subsidiaries and “Group Company” shall be construed accordingly;

“HMRC” means HM Revenue and Customs;

“IFRS” means the International Accounting Standards and International Financial Reporting Standards produced by the International Accounting Standards Board in each case as in force at the date of this Agreement;

“Intellectual Property Rights” means patents, rights to inventions, copyright and related rights, moral rights, trade marks, service marks and trade names, domain names, rights in get-up, rights to goodwill or to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights in confidential information (including Know-How) and any other intellectual property rights or rights of a similar nature, in each case whether registered or unregistered, and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“IT Contracts” has the meaning given in paragraph 21.1 of Schedule 7;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“IT Services” and “IT Systems” have the meanings given in paragraph 21.1 of Schedule 7;

“Key Employee Agreements” means the employment agreements between the Company or relevant member of the Company’s Group and certain employees (to be designated by the Purchaser) including the provisions set out in Part B of Schedule 15;

“Know-How” has the meaning given in paragraph 20.1 of Schedule 7;

“Law” or “Laws” includes all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time and whether before or after the date of this Agreement;

“Licences In” and “Licences Out” have the meanings given in paragraph 20.1 of Schedule 7;

“Litigation” means any actual or prospective proceedings, whether judicial, administrative, tribunal, arbitral, criminal or similar and whether or not subject or intended to be subject to alternative dispute resolution techniques;

“Losses and Expenses” means actions, proceedings, losses, damages, liabilities, claims, demands, judgments (however procured), costs and expenses, including fines, penalties, clean-up costs, legal and other professional fees and any amount paid by the Party claiming Losses and Expenses to any person in good faith, having reasonably determined such payment to be due to that person (whether it is or not), and any VAT payable in relation to any such matter, circumstances or item (except to the extent that the Party claiming Losses and Expenses obtains credit for such VAT as input tax);

“Management Accounts” means the consolidated management accounts of the Company and the Subsidiaries for the period from the Accounts Date to 31 May 2016 true copies of which are annexed to the Disclosure Letter;

“Material Adverse Change” means any of the circumstances set out in Schedule 6;

“Material Contract” means any agreement to which the Company and/or any Group Company is a party or is bound by, and which (i) involves actual or anticipated expenditure arising directly under the terms thereof by the Company and/or Group Company in excess of €150,000; or (ii) provides or is anticipated to provide income to the Company and/or Group Company in excess of €250,000 per annum, or (iii) is necessary to the continued and uninterrupted operation of the business of the Company and/or any Group Company;

“Net Indebtedness” has the meaning given to it in Schedule 10;

“Net Revenue” has the meaning given to it in Schedule 10;

“Option Plan” means the option plan rules adopted by the Company on or around the date hereof, as amended from time to time;

“Options” means an option granted to an Option Seller over Ordinary Shares pursuant to the Option Plan and “Options” shall be construed accordingly;

“Ordinary Shares” means the ordinary shares of £1.00 each in the capital of the Company having the rights and subject to the restrictions set out in the articles of association of the Company;

“parent undertaking” means a parent undertaking within the meaning of section 1162 of the Companies Act 2006 but in addition as if that section provided that an undertaking is deemed to be a member of another undertaking where its rights in relation to that other undertaking are held by way of security by another person but treated for the purposes of that section as held by it;

“PAYE” means “Pay-as-you-earn”;

“Premises” means the land and premises particulars of which are set out in Schedule 11;

“Price” means the First Price and the Second Price;

“Proceedings” means any proceedings, suit or action (including arbitration) arising out of, or in connection with, this Agreement (including, without limitation, any dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation);

“PTCF” means Piraeus TA.NE.O. Capital Fund, a Greek Venture Capital Mutual Fund (“A.K.E.S.”) established under the laws of Greece and having its registered office at 10 Stadiou Street, 10564 Athens, Greece;

“PTCF Shares” has the meaning given to it in paragraph 2 of Part D of Schedule 7;

“Purchaser’s Accountant” has the meaning given in paragraph 1 of Schedule 10;

“Recognised Investment Exchange” means a recognised investment exchange as defined by section 285 of the Financial Services and Markets Act 2000 of the United Kingdom together with (whether or not falling within such definition) the Official List of the London Stock Exchange plc, the AIM market of the London Stock Exchange plc and NASDAQ;

“Relief” means any loss, relief, exemption, allowance, deduction, credit or set-off in respect of Tax or relevant to the computation of Tax or the computation of income, profits or gains for any Tax purpose and any right to repayment of or saving of Tax;

“Repurchase” means the purchase and immediate subsequent cancellation by the Company of 20,524 of its Ordinary Shares (including 4,226 Ordinary Shares resulting from the exercise of certain of the Options) and 21,733 of its A2 Preference Shares for an aggregate consideration of €1,750,000;

“Sale Shares” means the 244,493 shares in the Company to be bought and sold pursuant to clause 2.1, comprising 209,721 Ordinary Shares and 34,772 A2 Preference Shares;

“Second Completion” means completion of the sale and purchase of the Second Completion Sale Shares in accordance with this Agreement;

“Second Completion Accounts” means the accounts referred to in paragraph 2 of Schedule 10 and prepared in accordance with that Schedule;

“Second Completion Ceiling Amount” means €5,462,018;

“Second Completion Date” means the date on which Second Completion takes place;

“Second Completion Sale Shares” means 95,623 of the Sale Shares comprising 82,023 Ordinary Shares and 13,600 A2 Preference Shares;

“Second Completion Warranties” means the Warranties set out at Part C of Schedule 7;

“Second Condition” means the condition to Second Completion set out in clause 8;

“Second Consideration” means an aggregate amount of €4,670,025, payable to each Seller in the amount set out beside their name in column 7 of the table in Part A of Schedule 1;

“Second Price” means the price to be paid for the Second Completion Sale Shares as defined in clause 3.3(A);

“Seller’s Accountant” has the meaning given in paragraph 1 of Schedule 10;

“Side Letter” means the letter agreement between the Purchaser and the Company in the Agreed Form;

“Subsidiaries” means the companies which are subsidiaries of the Company details of which are set out in Schedule 3;

“subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006 but, in addition, as if that section provided that its members are deemed to include any other body corporate whose rights in relation to it are held on behalf of that other body corporate or by way of security by another person but are treated for the purposes of that section as held by that other body corporate;

“subsidiary undertaking” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006 but, in addition, as if that section provided that its members are deemed to include any other undertaking whose rights in relation to it are held by way of security by another person but are treated for the purposes of that section as held by that other undertaking;

“Tax” or “Taxes” means all forms of direct and indirect tax, duty, levy, charge, contribution, withholding and imposts whether of the United Kingdom, Greece or any other jurisdiction and any payment whatsoever which the Company or any Subsidiary may be or become bound to make (including social security contribution and any other payroll taxes and including local authority rates) to any person as a result of the operation of any enactment relating to any such taxes or duties and all penalties, fines, charges and interest relating to any of the foregoing or resulting from a failure to comply with the provisions of any enactment relating to taxation;

“Tax Authority” means HMRC, the Department of Work and Pensions and any other governmental or other authority whatsoever competent to impose any Tax whether in the United Kingdom or elsewhere;

“Tax Law” means any directive, statute, enactment, law, regulation, wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, by-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces, or which has been amended, extended, consolidated or replaced by, any such statute or statutory provision;

“Tax Warranties” means the warranties set out in Schedule 8;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“Third Parties” has the meaning given in clause 13.8(A);

“Title Covenants” means in relation to each Seller the same covenants in relation to the sale of the Sale Shares sold by him as are implied by Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 (the “Act”) where a disposition is made with full title guarantee except that section 6(2) of the Act shall be excluded and section 3(1) of the Act shall apply as if words from and including “other than” to the end of the sub-section were deleted therefrom;

“Transaction” means the transaction contemplated by this Agreement or any part of that transaction;

“VAT” means value added tax or any equivalent Tax that is levied on the supply of goods or services in any jurisdiction;

“VATA” means the Value Added Tax Act 1994;

“Warranties” means the warranties and representations set out in clause 9.4(D) (as regards an Accelerating Seller only (but not PTCF)), clause 11.1, Part A of Schedule 7 and Schedule 8, as well as the First Completion Warranties and the Second Completion Warranties;

“Warrantors” means IIL and Rikonus; and

“Withdrawal Date” means 15 September 2016.

1.2	Construction of certain references

In this Agreement, where the context admits:

(A)	except to the extent that this Agreement provides otherwise, words and phrases the definitions of which are contained or referred to in the Companies Act 2006 shall have the meanings thereby respectively attributed to them, but where any such definition uses terms defined by that Act whose meaning has been extended or modified in this Agreement, it shall be read as if those terms were defined as they are in this Agreement;

(B)	every reference to a particular statutory provision or other Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after the date of this Agreement;

(C)	where any statement is to the effect that the Warrantors are not aware of any matter or circumstance, or is a statement qualified by the expression “so far as the Warrantors are aware” or “to the best of the Warrantors’ knowledge” or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry and the same shall apply also in relation to such statements as to the awareness or knowledge of any other persons.

(D)	references to any particular Law in one jurisdiction shall be deemed to include a reference to comparable Law in other relevant jurisdictions;

(E)	references to clauses and schedules are references to clauses of and schedules to this Agreement, references to paragraphs are, unless otherwise stated, references to paragraphs of the schedule in which the reference appears;

(F)	references to the singular shall include the plural and vice versa and references to the masculine, the feminine and the neuter shall include each other such gender;

(G)	“person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(H)	“company” includes any company, corporation or other body corporate, wherever and however incorporated or established;

(I)	references to “indemnify” and “indemnifying” any person against any liability or circumstance include indemnifying him and keeping him harmless from all actions, claims, demands and proceedings from time to time made against that person and all losses, damages, payments, costs and expenses (including legal costs and expenses on a full indemnity basis) made, suffered or incurred by that person as a consequence of or which would not have arisen but for that liability or circumstance and where any payment made under any indemnity is subject to any Tax or cost or expense which would not have been incurred by the payee but for the payment, it shall be increased by such amount as is necessary to ensure that the payee receives the same net amount as it would have received had the payment not been so subject;

(J)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

(K)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the word “including” shall be construed without limitation;

(L)	every reference to an English legal term for any action, remedy, method or judicial proceedings legal document, legal status, court, official, or any other legal concept shall, in respect of any other jurisdiction than England be deemed to include the legal term which most nearly approximates in that jurisdiction to the English legal term;

(M)	any amount expressed in euro or US dollars shall, to the extent that it requires in whole or in part to be expressed in any other currency in order to give due effect to this Agreement, be deemed for that purpose to have been converted into the relevant currency immediately before the close of business on the date of this Agreement (or, if that is not a Business Day, the Business Day immediately before it). Subject to any applicable legal requirements governing conversions into that currency, the rate of exchange shall be HSBC Bank plc’s spot rate for the purchase of that currency with sterling at the time of the deemed conversion; and

(N)	references to times of day are (unless otherwise expressly provided) to London time and references to a day are to a period of 24 hours running from midnight on the previous day.

1.3	Several liabilities

All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one person in this Agreement are given or entered into severally.

1.4	Headings

The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5	Schedules

Each of the Schedules shall have effect as if set out herein.

2.	Sale of Shares

2.1	Sale and purchase

Subject to the terms of this Agreement, each Seller shall sell, free from all Encumbrances and together with all rights now and in the future attaching to them, the entire legal and beneficial interest in:

(A)	the First Completion Sale Shares set opposite its name in column 2 of the table in Part A of Schedule 1 with effect from the First Completion Date; and

(B)	the Second Completion Sale Shares set opposite its name in column 6 of the table in Part A of Schedule 1 with effect from the Second Completion Date,

and the Purchaser (or any Affiliate of the Purchaser) shall purchase the First Completion Sale Shares with effect from the First Completion Date and the Second Completion Sale Shares with effect from the Second Completion Date, in each case on the terms of this Agreement.

2.2	Title

Upon First Completion or Second Completion (as the case may be) the Sellers shall (and PTCF shall if it exercises its right under clause 10.1) be deemed to have given to the Purchaser the Title Covenants in respect of the First Completion Sale Shares and the Second Completion Sale Shares (as applicable).

2.3	No sale of part only

Without prejudice to clause 7.2, the Purchaser shall not be obliged to complete the purchase of any of the First Completion Sale Shares at First Completion or the Second Completion Sale Shares at Second Completion unless the purchase of all such First Completion Sale Shares or Second Completion Sale Shares (as the case may be) is completed simultaneously.

2.4	Waiver of pre-emption rights

Each Seller severally waives and undertakes to procure that its nominees (if any) shall waive all rights of pre-emption, rights of first refusal or other restrictions on transfer which may exist in relation to the Sale Shares under the articles of association or otherwise, and hereby releases any claim it may have against the Purchaser and the Company under the articles of association or otherwise (but not this Agreement) in respect of:

(A)	the allocation of the Price; and

(B)	the transfer of the Sale Shares and any historic transfers of the Sale Shares.

3.	Purchase Price

3.1	Price for First Completion Sale Shares

(A)	The consideration for the First Completion Sale Shares shall be the First Consideration as adjusted in accordance with clause 4 and Schedule 10 to arrive at the final price, which shall not be higher than the First Completion Ceiling Amount (the “First Price”) and each Seller shall not be entitled to receive an amount for its First Completion Sale Shares that is higher than the amount set out beside its name in column 4 of the table in Part A of Schedule 1.

(B)	The First Consideration may be satisfied, in accordance with clause 3.2, on the First Completion Date by:

(1)	the allotment and issue, credited as fully paid up, by BGL to each of the Sellers, of Consideration Shares; and/or

(2)	a cash payment of up to (but no greater than) the amount set out beside each Seller’s name in column 3 of the table in Part A of Schedule 1 per First Completion Sale Share sold.

3.2	Form of First Consideration

(A)	No later than 31 October 2016 (the “Notification Deadline”), each Seller shall serve a notice in writing on the Purchaser setting out whether it wishes to receive the First Consideration in Consideration Shares, cash or a combination of both (the “Consideration Notice”).

(B)	If a Seller elects to receive the First Consideration both in Consideration Shares and cash, the Consideration Notice must specify the proportion (expressed as a percentage) of the total First Consideration to be received by it in each form.

(C)	If a Seller does not serve a Consideration Notice on or before the Notification Deadline, the Purchaser shall determine the form of the First Consideration for that Seller by notice in writing to such Seller no later than then (10) Business Days prior to First Completion.

3.3	Price for Second Completion Shares

(A)	Subject to clause 9.4, the consideration for the Second Completion Sale Shares shall be the Second Consideration as adjusted in accordance with clause 4 and Schedule 10 to arrive at the final price, which shall not be higher than the Second Completion Ceiling Amount (the “Second Price”) and each Seller shall not be entitled to receive an amount for its Second Completion Sale Shares that is higher than the amount set out beside its name in column 8 of the table in Part A of Schedule 1.

(B)	Subject to clauses 3.3(C) and 9.4(C)(2), the Second Consideration may be satisfied on the Second Completion Date (subject to clause 15) at the option of the Purchaser by:

(1)	the allotment and issue, credited as fully paid up, by BGL to each of the Sellers, of Consideration Shares; and/or

(2)	a cash payment of up to (but no greater than) the amount set out beside each Seller’s name in column 7 of the table in in Part A of Schedule 1 per Second Completion Sale Share sold.

(C)	PTCF shall be entitled to elect the form of the Second Consideration to be paid to it by notice in writing to the Purchaser to be received by the Purchaser no later than ten (10) Business Days prior to the Second Completion Date, or, where PTCF elects to accelerate Second Completion in accordance with clause 9.4, PTCF must specify such election in the Acceleration Notice. The relevant notice must specify the proportion (expressed as a percentage) of the total Second Consideration to be received by PTCF in cash and/or in Consideration Shares. If PTCF does not specify a form of consideration within the timeframe specified in this clause 3.3(C), or, where PTCF elects to accelerate Second Completion, in the Acceleration Notice, the Purchaser shall be entitled to determine the form of such consideration.

3.4	Consideration Shares

(A)	The number of Consideration Shares to be allotted and issued to each Seller at First and Second Completion shall be determined by dividing the proportion of the First Consideration or the Second Consideration (as the case may be) due to such Seller and which is to be satisfied by the allotment and issue of Consideration Shares (as determined in accordance with clause 3.1(B), clause 3.3(B) or clause 3.3(C)) by the BGL Share Price as calculated in accordance with clause 3.5.

(B)	Where Consideration Shares are to be issued to a Seller in part or full satisfaction of the amount of the First Consideration or Second Consideration (as the case may be) due to it, but the Purchaser determines that the relevant proportion of the First Consideration or Second Consideration (as the case may be) to be satisfied in Consideration Shares cannot be so satisfied because it would require the issue of fractions of a Consideration Share, BGL shall issue such number of whole Consideration Shares as is closest to the amount requested by the Seller and shall be entitled to make up the difference in cash.

(C)	All Consideration Shares, if any, will be issued pursuant to certain exemptions under applicable Australian and U.S. securities laws and will not be registered at time of issue. The Sellers will be entitled to rely solely on BGL’s public disclosures in connection with their respective determinations, if applicable, under clause 3.2 hereof and any receipt of Consideration Shares.

(D)	Where Consideration Shares are to be issued by BGL in full or part satisfaction of the First Consideration or Second Consideration due to any Seller (or on the exercise by PTCF of its right under clause 10.1), the applicable exchange rate for the purpose of calculating the number of Consideration Shares to be issued shall be HSBC Bank plc’s spot rate for the purchase of euros from US dollars (or vice versa, as appropriate) at the time of issue of the Consideration Shares. The Purchaser and the relevant Seller shall be free to agree in writing an alternative exchange rate to the rate set out in this clause 3.4(D).

3.5	BGL Share Price

First Consideration

(A)	The BGL Share Price in respect of the Consideration Shares to be issued in part or full satisfaction of the First Consideration shall be calculated as of the First Completion Date and shall be the greater of:

(1)	the volume weighted average price at which any of BGL’s ordinary shares traded in any regulated public market or on a regulated exchange over the previous 30 trading days; and

(2)	US$5.00 per share.

Second Consideration

(B)	The BGL Share Price in respect of the Consideration Shares to be issued in part or full satisfaction of the Second Consideration shall be calculated as follows:

(1)	where BGL has any of its ordinary shares admitted to trading on a Recognised Investment Exchange, the BGL Share Price shall be the volume weighted average price at which such shares traded on such exchange over the previous 30 trading days (calculated from the Second Completion Date); and

(2)	where BGL does not have any of its ordinary shares admitted to trading on a Recognised Investment Exhange at any time at least 20 Business Days prior to the Second completion Date, the BGL Share Price shall be calculated as of the Second Completion Date by an independent valuation firm appointed by BGL.

3.6	Ranking of Consideration Shares

The Consideration Shares shall comprise ordinary shares in the capital of BGL, but shall not rank for any dividend or rights declared, paid or granted by reference to a record date falling before First Completion (as regards any Consideration Shares issued in satisfaction of the First Consideration), Second Completion (as regards any Consideration Shares issued in satisfaction of the Second Consideration) or the Conversion Date (as regards any Consideration Shares issued as a result of PTCF exercising its rights under clause 10.1).

3.7	Reduction in consideration

Any payment made by a Seller in respect of a breach of any of the Warranties, or any other payment made by them pursuant to this Agreement, shall be deemed to reduce the Price paid for the Sale Shares under this Agreement by a matching amount.

4.	Completion Accounts

4.1	Preparation of Completion Accounts

The First Completion Accounts and the Second Completion Accounts shall be prepared in accordance with Schedule 10.

4.2	Adjustment of First Consideration

(A)	The First Consideration shall be adjusted after First Completion in accordance with clause 4.2(B) and Schedule 10, but such adjustment shall not result in a decrease to the First Consideration.

(B)	The First Consideration shall be increased according to the following formula:

I = ((V * 1.9) – X – FC) / Y * Z

where:

I = the increase to the First Consideration payable to the Sellers in proportion to the number of First Completion Sale Shares sold;

V = the 2016 Revenue;

X = the Net Indebtedness as at First Completion;

FC = the First Consideration paid at First Completion;

Y = the number of shares in the issued share capital of the Company (calculated on a fully diluted basis); and

Z = the number of First Completion Share Sales held by the Sellers,

provided that the Purchaser shall not be required under any circumstances to pay to the Sellers amounts that would result in the Sellers receiving more than the First Completion Ceiling Amount (or result in any Seller receiving more than the amount stated alongside its name in column 4 of the table in in Part A of Schedule 1).

4.3	Adjustment of Second Consideration

(A)	The Second Consideration shall be adjusted after Second Completion in accordance with clause 4.3(B) and Schedule 10.

(B)	The Second Consideration shall be increased according to the following formula:

I = ((V * 1.9) – X – SC) / Y * Z

where:

I = the increase to the Second Consideration payable to the Sellers in proportion to the number of Second Completion Sale Shares sold;

V = the 2017 Revenue;

X = the Net Indebtedness as at Second Completion;

SC = the Second Consideration paid at Second Completion;

Y = the number of shares in the issued share capital of the Company (calculated on a fully diluted basis); and

Z = the number of Second Completion Share Sales held by the Sellers,

provided that the Purchaser shall not be required under any circumstances to pay to the Sellers amounts that would result in the Sellers receiving more than the Second Completion Ceiling Amount (or result in any Seller receiving more than the amount stated alongside its name in column 8 of the table in Part A of Schedule 1).

4.4	Payments

(A)	Any amounts to be paid under clauses 4.2(B) or 4.3(B) shall:

(1)	be paid within 14 days after the date on which the First Completion Accounts or the Second Completion Accounts (as the case may be) have been agreed or settled;

(2)	be allocated between the Sellers in accordance with the amounts set out beside their respective names in columns 4 or 8 (as the case may be) of the table in Part A of Schedule 1 and, for the avoidance of doubt, any amounts due in respect of the Sale Shares sold by PTCF shall be allocated between IIL and Rikonus in the percentages set out in columns 5 and 9 of the table in Part A of Schedule 1;

(3)	be paid in accordance with clause 18.10; and

(4)	in the case of sums payable to the Sellers, payment shall be made to the bank account nominated in writing by each Seller to the Purchaser.

(B)	All payments (other than those satisfied by the issue of Consideration Shares) to be made to a Seller under this Agreement shall be made in euros by electronic transfer of immediately available funds to such bank account as is nominated in writing by such Seller to the Purchaser.

5.	Conditions to First Completion

5.1	Conditions

Subject, in each case to waiver in accordance with clause 5.5, First Completion is subject to and conditional on:

(A)	subject to clause 5.3(A), the Purchaser not having served a No-Exercise Notice on the Sellers in accordance with clause 5.2 on or before the Withdrawal Date;

(B)	completion of the Exchange by PTCF and the Company;

(C)	completion of the Repurchase by the Company;

(D)	the Purchaser (or an Affiliate of the Purchaser) having assumed or otherwise settled the Founder Guarantees in a manner acceptable to the person (including, but not limited to, banks and other financial institutions and lenders) benefitting from each such Founder Guarantee in such manner that the Founders are released from the Founder Guarantees; and

(E)	the Sellers procuring the necessary consents and approvals under the Shareholders’ Agreement and the Company’s articles of association.

5.2	No-Exercise Notice

The Purchaser shall be entitled to serve a No-Exercise Notice on the Sellers at any time prior to the Withdrawal Date in any of the following circumstances:

(A)	the Purchaser’s legal, financial, tax and/or other form of due diligence into the Company or any Group Company reveals any matter which, in the Purchaser’s opinion, would make the proposed transaction adverse to the interests of shareholders in the Purchaser or BGL; and/or

(B)	if there is an event that constitutes a Material Adverse Change.

5.3	Satisfaction of Conditions

(A)	Prior to the Withdrawal Date, the Sellers shall use all reasonable endeavours to provide to the Purchaser (promptly after the Purchaser making such request) such materials and information relating to the Company or any Group Company as the Purchaser may reasonably request in order for it to form a comprehensive understanding of the Group’s business, trading and financial situation and prospects. In the event that the Sellers do not provide (i) the requested information; or (ii) an explanation of why it is not possible to provide all or some of the requested information, in each case within five (5) Business Days of the Purchaser making such request, the Withdrawal Date shall be extended by such by such period of time for which the Sellers continue to delay provision of the requested information.

(B)	PTCF and the Company shall use all reasonable endeavours to satisfy the Condition set out in clause 5.1(B) promptly following the date of this Agreement and in any event no later than the Withdrawal Date.

(C)	The Sellers shall use all reasonable endeavours to procure that the Company satisfies the Condition set out in clause 5.1(C) promptly following the date of this Agreement and in any event no later than 1 January 2017.

(D)	The Purchaser and each of the Founders shall use their respective reasonable endeavours to procure the satisfaction of the Condition in clause 5.1(D) prior to the Withdrawal Date or promptly thereafter.

(E)	The Sellers and the Purchaser shall co-operate to procure the satisfaction of the Condition set out in clause 5.1(E).

5.4	Disclosure of difficulties in satisfying Conditions

Should any of the Sellers or the Purchaser become aware of anything which will or may prevent any of the Conditions from being satisfied he or it shall forthwith disclose the same to the other Parties.

5.5	Waiver

The Purchaser may, by notice in writing to the Sellers, waive in whole or in part the Conditions set out in clauses 5.1(A), 5.1(B) and 5.1(C) and IIL may, by notice in writing to the Purchaser and PTCF, waive in whole or in part the Conditions set out in clause 5.1(D).

5.6	Failure to satisfy Conditions

If any of the Conditions are not satisfied (including, for the avoidance of doubt, if the Purchaser serves a No-Exercise Notice on the Sellers on or before the Withdrawal Date), then unless each unfulfilled Condition is waived by the Purchaser or IIL pursuant to clause 5.5 (if such Condition is capable of waiver), this Agreement shall terminate and cease to have effect on 31 March 2017 except for:

(A)	the provisions referred to in clause 5.7; and

(B)	any rights, remedies or liabilities of the Parties that have accrued at termination of this Agreement.

5.7	Provisions surviving Termination

The following provisions shall continue to have effect notwithstanding termination of this Agreement in accordance with clause 5.6, or rescission of this Agreement in accordance with clause 7.2(C) or 13.7:

(A)	clause 1;

(B)	clause 5.6 and this clause 5.7;

(C)	clause 10;

(D)	clause 14;

(E)	clauses 16 to 19 (inclusive).

6.	Conduct of Business pending First Completion

From and including the earlier to occur of (i) the Withdrawal Date; and (ii) the waiver by the Purchaser of the Condition in clause 5.1(A), up to and including First Completion:

(A)	the Warrantors; and

(B)	to the extent it is able to assert any control over such matters, PTCF,

shall comply with the obligations set out in Schedule 4.

7.	First Completion

7.1	First Completion

Subject to clause 7.2 and the satisfaction or waiver (where permitted by clause 5.5) of the Conditions, First Completion shall take place at the offices of Cooley (UK) LLP at 4 p.m. BST on 16 January 2017, or such earlier date, time and/or place as may be notified by the Purchaser to the Seller. On First Completion:

(A)	the Parties shall comply with their respective obligations set out in Part A of Schedule 5; and

(B)	BGL shall, if any Consideration Shares are to be issued to any Sellers as part or full satisfaction of the First Consideration, deliver to the Sellers satisfactory evidence of the issue of the Consideration Shares to the Sellers (for which purpose, without limitation, a copy of the board minutes of BGL authorising the issue shall be deemed satisfactory for the purposes of this clause); and

(C)	the Purchaser shall pay or procure the payment of such part of the First Consideration to be satisfied in cash by way of electronic transfer for same day value to the Sellers.

7.2	Sellers’ failure to comply

If, in any respect material to the Purchaser, the provisions of paragraph 1 of Part A of Schedule 5 are not complied with on the date for First Completion, the Purchaser shall not be obliged to complete this Agreement and may immediately by written notice:

(A)	defer First Completion to a date not more than 28 days after the date set by clause 7.1 (and so that the provisions of this clause 7.2 (apart from this clause 7.2(A)) shall apply to First Completion as so deferred); or

(B)	without prejudice to its rights under this Agreement, proceed to First Completion so far as practicable with the transactions contemplated by this Agreement; or

(C)	rescind this Agreement without liability upon the Party or Parties rescinding, but without prejudice to any rights which the Party or Parties rescinding may have against the other Party or Parties in respect of their failure to complete; or

(D)	waive all or any of the requirements contained in paragraph 1 of Part A of Schedule 5 at its discretion.

8.	Condition to Second Completion

8.1	Second Condition

Subject to waiver in accordance with clause 8.3, Second Completion is subject to and conditional upon no Material Adverse Change (excluding any event set out in paragraphs (A) and (B) of Schedule 6) having occurred at any time following First Completion.

8.2	Disclosure of difficulties in satisfaction of Second Condition

Should any of the Sellers or the Purchaser become aware of anything which will or may prevent the Second Condition from being satisfied he or it shall forthwith disclose the same to the other Parties.

8.3	Waiver

The Purchaser may, by notice in writing to the Sellers, waive the Second Condition set out in clause 8.1.

8.4	Failure to satisfy Second Condition

If the Second Condition is not satisfied, or waived pursuant to clause 8.3, this Agreement shall terminate and cease to have effect for:

(A)	this clause 8.4;

(B)	the provisions referred to in clause 5.7; and

(C)	any rights, remedies or liabilities of the Parties that have accrued as at termination of this Agreement.

9.	Second Completion

9.1	Second Completion

Subject to clauses 9.2 and 9.4 and the satisfaction or waiver of the Second Condition, Second Completion shall take place at the offices of Cooley (UK) LLP at 4 p.m. BST on 15 July 2017, or at any time, date and place within the six (6) calendar months thereafter as may be agreed in writing between the Parties. On Second Completion:

(A)	the parties shall have the obligations set out in relation to each of them in Part B of Schedule 5; and

(B)	BGL shall, if Consideration Shares are to be issued to any Sellers in part or full satisfaction of the Second Consideration, deliver to the Sellers satisfactory evidence of the issue of such Consideration Shares to the Sellers (for which purpose, without limitation, a copy of the board minutes of BGL authorising the issue shall be deemed satisfactory for the purposes of this clause); and

(C)	the Purchaser shall pay or procure the payment of such part of the Second Consideration to be satisfied in cash by way of electronic transfer for same day value to the Sellers.

9.2	Sellers’ failure to comply

If, in any respect material to the Purchaser, the provisions of paragraph 1 of Part B of Schedule 5 are not complied with on the date for Second Completion (or if, before then, the Purchaser has reasonable grounds to anticipate such a failure to comply) the Purchaser shall not be obliged to complete this Agreement and may immediately by written notice:

(A)	defer Second Completion to a date not more than 28 days after the date set by clause 9.1 (and so that the provisions of this clause 9.2 (apart from this clause 9.2(A)) shall apply to Second Completion as so deferred); or

(B)	without prejudice to its rights under this Agreement, proceed to Second Completion so far as practicable with the transactions contemplated by this Agreement; or

(C)	terminate this Agreement without liability upon the Party or Parties terminating, but without prejudice to any rights which the Party or Parties terminating may have against the other Party or Parties in respect of their failure to complete. If this Agreement is so terminated it shall cease to have effect save:

(1)	as set out in clause 5.7; and

(2)	other than as set out in this clause 9.2(C), in respect of any rights, remedies or liabilities of the Parties that have accrued at termination of this Agreement.

9.3	Effect of Second Completion

Notwithstanding Second Completion:

(A)	each provision of this Agreement (and any other document referred to in it) not performed at or before Second Completion, but which remains capable of performance;

(B)	the Warranties; and

(C)	all covenants and other undertakings contained in or entered into pursuant to this Agreement,

shall remain in full force and effect and (except as otherwise expressly provided) without limit of time.

9.4	Acceleration of Second Completion

(A)	Subject to sub-clause 9.4(B), any Seller (an “Accelerating Seller”) shall be entitled, by notice in writing served on the Purchaser no later than 31 October 2016 (the “Acceleration Notice”), to require that Second Completion as regards its Second Completion Sale Shares only be accelerated to a date to be determined by the Purchaser (in its sole discretion), provided that such date shall be no earlier than the First Completion Date or later than 15 February 2017. Upon receipt of the Acceleration Notice, the Purchaser shall promptly provide to the Accelerating Seller written notice of the date on which it has determined that Second Completion shall take place and notify the other Sellers that the Accelerating Seller has elected to accelerate Second Completion in respect of its Second Completion Sale Shares.

(B)	No Seller shall be entitled to serve an Acceleration Notice in accordance with sub-clause 9.4(A) where any of the events set out in Schedule 6 have occurred since First Completion.

(C)	In the event that Second Completion is accelerated in respect of any Accelerating Seller in accordance with this clause 9.4:

(1)	the provisions of clause 9 (excluding this clause 9.4) shall apply mutatis mutandis save that:

(a)	the Second Completion date for the Second Completion Sale Shares held by the Accelerating Seller shall be the date determined by the Purchaser in accordance with clause 9.4(A); and

(b)	each Accelerating Seller (other than PTCF) shall represent and warrant to the Purchaser in the terms of clause 9.4(D); and

(2)	the Second Consideration due to each Accelerating Seller shall be the amount set out beside its name in column 3 of the table in Part B of Schedule 1;

(3)	the Second Consideration due to each Accelerating Seller shall be adjusted by reference to clause 4.3(B) save that:

(a)	references to the “Second Consideration” shall be to the Second Consideration as calculated in accordance with clause 9.4(C)(2);

(b)	references to the “2017 Revenue” shall be construed as references to the 2016 Revenue;

(c)	the Second Completion Ceiling Amount shall be €5,058,132; and

(d)	no Accelerating Seller shall be entitled to receive additional consideration that would increase its proportion of the Second Consideration in excess of the amount set beside its name in column 4 of the table at Part B of Schedule 1.

(D)	As at Second Completion, the Accelerating Seller (other than PTCF) warrants and represents to and for the benefit of the Purchaser that, to the best of its knowledge and belief, the Company’s financial and/or business performance has not (nor has the financial and/or business performance of any Group Company) been materially and adversely affected since the Withdrawal Date, nor, to the best of the its knowledge or belief, do circumstances exist that could result in any such material and adverse effect.

(E)	In the event that PTCF serves an Acceleration Notice on the Purchaser in accordance with clause 9.4(A), the provisions of this clause 9.4 shall apply save that, notwithstanding clause 3.3(B), PTCF shall be entitled in the Acceleration Notice to require the Purchaser to settle its proportion of the Second Consideration in cash or in Consideration Shares. If PTCF does not elect a form of consideration in the Acceleration Notice then the Purchaser shall be entitled to make such determination.

9.5	Pending registration

Each of the Sellers undertakes that, for so long as he, or his nominee, remains the registered holder of any of the First Completion Sale Shares after First Completion or the Second Completion Sale Shares after Second Completion, he shall, and shall procure that any such nominee shall:

(A)	hold those Sale Shares and all dividends and other distributions in respect of them, and all other rights arising out of or in connection with them, on trust for the Purchaser; and

(B)	at all times deal with and dispose of those Sale Shares, and all such dividends, distributions and rights attaching to them, as the Purchaser may direct.

10.	PTCF Conversion

10.1	Conversion right

PTCF shall be entitled at any time from and including the date of this Agreement to and including the earlier of (i) six months after the admission of any of the Purchaser’s shares to a Recognised Investment Exchange; and (ii) 30 June 2018, to sell and transfer to the Purchaser such number of its Sale Shares (as set out in column 8 of the table in Part A of Schedule 1) that it has not already sold to the Purchaser at First Completion or Second Completion in consideration of the Purchaser issuing and allotting to PTCF such number of the Consideration Shares as is calculated in accordance with the below formula:

CS = X / Y

where:

CS = the number of Consideration Shares to be issued to PTCF;

X = the number of Sale Shares being sold by PTCF multiplied by €66.145; and

Y = the BGL Share Price (which shall be calculated in accordance with clause 3.5(A)).

10.2	All or nothing

The right granted to PTCF pursuant to clause 10.1 shall be exercisable once and must be exercised in respect of all Sale Shares then held by PTCF and not some only.

10.3	Exercise of right

PTCF may exercise the right granted to in pursuant to clause 10.1 by delivering notice in writing to the Purchaser confirming that it wishes to exercise such right and setting a date for such exercise (the “Conversion Date”) which must not be less than ten (10) Business Days or more than twenty (20) Business Days from the date of receipt of such notice by the Purchaser.

10.4	Warranties

(A)	If PTCF exercises the right set out in clause 10.1, it shall be deemed to give the warranty set out in clause 10.4(B) below on the Conversion Date and the provisions of clauses 13.3 - 13.6, 14 and 15 shall apply mutatis mutandis.

(B)	PTCF is the sole legal and beneficial owner of that number of Sale Shares that is wishes to sell and transfer to the Purchaser in accordance with this clause 10 and such shares are fully paid or credited as fully paid. There is no Encumbrance on, over or affecting any of such Sale Shares.

11.	Orderly Market

11.1	For the period of one year after receiving any Consideration Shares at First Completion (in respect of such shares) and for the period of one year after receiving any Consideration Shares at Second Completion (in respect of such shares), and in respect of PTCF only, for one year after receiving Consideration Shares on the exercise of its right in clause 10.1, if the Purchaser engages an underwriter in connection with the admission of its shares (including some or all of the Consideration Shares issued to the Seller) to a Recognised Investment Exchange (an “Admission”), each Seller shall comply with any requirement imposed by such underwriter in connection with such Admission not to sell, charge, pledge or otherwise dispose of any Consideration Shares allotted to him (or his nominee), or any interest in any of them, except in accordance with a prior waiver by the Purchaser or to the extent necessary to permit the Seller:

(A)	to sell Consideration Shares allotted to it to meet either a Tax liability in respect of the sale of the Sale Shares under this Agreement or a claim in respect of the Warranties, provided that in either case that such sales of Consideration Shares are effected on a best execution basis through the broker then appointed by the Purchaser;

(B)	to accept a general offer made for the entire issued share capital of the Purchaser (other than any issued share capital held by the offeror, and/or persons acting in concert with the offeror); or

(C)	to execute an irrevocable undertaking to accept a general offer for the entire issued share capital of the Purchaser (other than any issued share capital held by the offeror and/or persons acting in concert with the offeror).

12.	Post First Completion

With effect from and including First Completion up to and including Second Completion the Purchaser shall not:

(A)	make any material changes to the corporate structure of the Company’s Group unless such changes are contemplated by the Transaction Documents, permitted by the Company’s articles of association, required by Law or (in the Purchaser’s opinion (acting reasonably)) in the best interest of the Company’s Group as a whole or to the Group’s business prospects; or

(B)	save as permitted by the Company’s articles of association or the Transaction Documents or required by Law, make any changes to the executive management of the Company (other than for cause) unless such changes are (in the Purchaser’s opinion (acting reasonably)) in the best interest of the Company’s Group as a whole or to the Group’s business prospects.

13.	Warranties

13.1	Giving of Warranties

(A)	Subject to the provisions of this Agreement, and the exclusions and limitations set out in Schedule 9:

(1)	each Warrantor hereby severally warrants and represents to and for the benefit of the Purchaser in the terms of the Warranties (excluding the First Completion Warranties and the Second Completion Warranties); and

(2)	PTCF hereby severally warrants to and for the benefit of the Purchaser in the terms of the Core Warranties.

(B)	Each of the Warrantors acknowledges and accepts that the Purchaser is entering into this Agreement in reliance upon each of the Warranties (excluding the First Completion Warranties and the Second Completion Warranties).

13.2	Repetition of Warranties

(A)	Subject to the provisions of this Agreement, and the exclusions and limitations set out in Schedule 9, each Warrantor severally warrants and represents to and for the benefit of the Purchaser:

(1)	in the terms of the First Completion Warranties as at First Completion; and

(2)	in the terms of the Second Completion Warranties as at Second Completion,

and acknowledges and accepts that the Purchaser is proceeding with First Completion and Second Completion (as the case may be) in reliance upon each of the First Completion Warranties and the Second Completion Warranties.

(B)	Subject to the provisions of this Agreement, and the exclusions and limitations set out in Schedule 9, PTCF severally warrants to and for the benefit of the Purchaser:

(1)	in the terms of the First Completion Warranty set out at paragraph 1.4 of Part B of Schedule 7 as at First Completion; and

(2)	in the terms of the Second Completion Warranties as at Second Completion.

13.3	Purchaser’s knowledge

None of the Warranties shall be deemed in any way modified or discharged by reason of any investigation made by or on behalf of the Purchaser. No other information relating to the Company or the Subsidiaries that has not been Disclosed, but of which the Purchaser has knowledge (whether actual or constructive) shall prejudice any claim made by the Purchaser under the Warranties or otherwise under this Agreement or operate to reduce any amount recoverable.

13.4	Warranties to be independent

Each of the Warranties shall be separate and independent and, save as otherwise expressly provided, shall not be limited by reference to any other Warranty or anything else in this Agreement or the Disclosure Documents.

13.5	Damages

Without restricting the rights of the Purchaser or its ability to claim damages on any other basis, should any of the Warranties be broken or untrue or misleading, the Warrantors (and PTCF only in respect of the Core Warranties or the Warranties given pursuant to clause 13.2(B)) shall pay to the Purchaser, on its demand (as far as possible by way of repayment of the Price), as agreed liquidated damages the aggregate of:

(A)	the amount necessary to put the Company and each of the Subsidiaries into the position which would have existed if the relevant Warranties had not been broken and had been true and not misleading, including the amount by which their assets or contracts (including any warranted to exist but not in fact existing) is thereby less or the amount of their liabilities (including any which would not have existed but in fact exist) is thereby more; and

(B)	all costs and expenses incurred by the Purchaser, the Company or any of the Subsidiaries, directly or indirectly, as a result of such breach or in order to establish or remedy the same;

and any amounts payable under this clause 13.5 shall be determined without reference to any Laws relating to the determination of damages for breach of warranty.

13.6	Further disclosure by Warrantors

Without prejudice to Schedule 4, the Warrantors shall forthwith disclose in writing to the Purchaser any matter or thing which may arise or become known to any of the Sellers after the date of this Agreement and before First Completion which is inconsistent with any of the Warranties or which might make any of them inaccurate or misleading if they were given at any and all times from the date of this Agreement down to First Completion or which is a breach of this Agreement or which is material to be known to a Purchaser for value of the Sale Shares.

13.7	Rescission

Should it become apparent on or before First Completion (in respect of the Warranties given on the date of this Agreement) that any of the Warrantors is in breach of any of the Warranties given on the date of this Agreement or any other term of this Agreement or any of the events set out in Schedule 6 shall occur between the Withdrawal Date and First Completion, or shall on or after the date of this Agreement be discovered to have occurred on or before the date of this Agreement, the Purchaser may at its option either:

(A)	rescind this Agreement by notice to the Sellers, and without liability to any of the Sellers; or

(B)	proceed to First Completion but without prejudice to any right of the Purchaser to claim for any breach of the Warranties (or First Completion Warranties) or any other provision of this Agreement.

13.8	Waiver of claims

(A)	Each of the Sellers undertakes to and for the benefit of the Purchaser that none of the Sellers will make or pursue any claim or action of any kind and no matter however it arises against any of the Company, any of the Subsidiaries, any of the present or past professional advisers to the Company or any of the Subsidiaries or any of the present or past employees of any of them (the “Third Parties”) in respect of any loss or liability of any kind which any of the Sellers may incur pursuant to this Agreement or otherwise in connection with the sale of the Sale Shares to the Purchaser or the preparation of the Disclosure Letter.

(B)	The rights of the Third Parties under this clause 13.8 are intended to be enforceable by them under the Contracts (Rights of Third Parties) Act 1999 but subject to the terms that the Purchaser has the right (which it may waive in whole or in part in its absolute discretion and without the consent of any Third Party) to have the sole conduct of any proceedings in relation to the enforcement of such rights (including any decision as to the commencement or compromise of such proceedings) but shall not owe any duty or have any liability to any of the Third Parties in relation to such conduct. The rights of the Third Parties under this clause 13.8 are not assignable and are subject to clauses 18 and 19 of this Agreement, and the parties to this Agreement may rescind or vary this Agreement without the consent of any of the Third Parties.

14.	Limitation of Sellers’ Liability

14.1	Limitation of liability

The Sellers’ liability in respect of any claim under the Warranties (or, as regards PTCF only, the Core Warranties) shall be limited as provided in Schedule 9 provided that such limitations shall not apply in relation to:

(A)	the Core Warranties (in respect of PTCF only and save in respect of the limitation set out in paragraph 2.2 of Schedule 9 which shall apply);

(B)	the Warranty set out in paragraph 3.1 of Part A of Schedule 7;

(C)	the First Completion Warranty set out in paragraph 1.4 of Part B of Schedule 7;

(D)	the Second Completion Warranty set out in paragraph 1 of Part C of Schedule 7; and

(E)	in respect of PTCF only, the warranty set out in clause 10.4(B).

14.2	Exclusions

Notwithstanding any other provision of this Agreement, the provisions of this clause 14 and Schedule 9 shall not apply to any claim made against the Warrantors in case of any fraud, dishonesty, wilful misstatement or wilful omission or, in the case of any claim relating to the Tax Warranties, negligent or careless conduct by or on behalf of any or all of the Warrantors.

15.	Set-off

(A)	The Purchaser shall be entitled to set-off against the Second Consideration any amounts due to it as a result of any claim against a Warrantor for breach of any Warranty, or PTCF for breach of any Core Warranty or the Warranty given pursuant to clause 13.2(B)(1), given on the date of this Agreement or at First Completion that has been finally determined by a court of competent jurisdiction or settled between the Parties prior to Second Completion.

(B)	If the Purchaser has notified the Warrantors in writing of a claim in relation to the Warranties, or PTCF in writing of a claim in relation to the Core Warranties or the Warranty given pursuant to clause 13.2(B)(1), which has not been finally determined, settled or withdrawn on or before Second Completion, the Purchaser shall be entitled by notice in writing to the Warrantors or PTCF (as the case may be) to withhold from the Second Consideration such amount as it reasonably may determine as being the value of the claim or dispute (together with a reasonable estimate of the Purchaser’s costs) until such claim or dispute is determined by a court of competent jurisdiction or settled between the Parties at which time the Purchaser shall pay any amounts withheld in excess of the value of the claim or dispute as finally determined or settled (including the Purchaser’s costs in connection therewith) to the Warrantors or PTCF (as the case may be) in accordance with clause 18.8.

16.	Confidentiality

16.1	Confidentiality obligations

Subject to clause 16.2 and to clause 16.4, each Party:

(A)	shall treat as strictly confidential all the provisions of this Agreement and the process of their negotiation and all information about any other such Party obtained or received by it during the course of negotiating, entering into or performing this Agreement (“Confidential Information”); and

(B)	shall not make use of or disclose to any person any Confidential Information, other than with the prior written consent of all other such Parties or, where the Confidential Information relates only to one or some Parties to this Agreement, the prior written consent of that or all those Parties, and in no case shall such consent be unreasonably withheld or delayed.

16.2	Permitted disclosure or use

Clause 16.1 shall not apply if and to the extent that the Party using or disclosing Confidential Information can demonstrate that:

(A)	such disclosure is required by Law or is required or requested by any Authority having jurisdiction over it and whether or not the requirement or request has the force of Law;

(B)	such disclosure or use is to its officers, employees, agents, consultants and professional advisers in relation to the negotiation, entry into or performance of this Agreement or any matter arising out of the same or, where the disclosing party is the Purchaser, is of information necessarily or reasonably disclosed to any person concerned with any transaction for financing the purchase of the Sale Shares or the granting of security over the same or over the benefit of this Agreement or any other transaction dependent upon or relating to such purchase or any transaction involving the sale or other disposal of any of the Sale Shares or the whole or any part of the issued share capital of the Company or any of the Subsidiaries for the time being or any of the assets for the time being of any such company or any other company to which any such assets have been transferred or the transfer of control of any company mentioned in this clause 16.2(B); or

(C)	such disclosure is required to facilitate the satisfaction of any of the Conditions; or

(D)	such disclosure is required to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Agreement permitted by clause 18.1; or

(E)	in the case of disclosure or use, the relevant Confidential Information was lawfully in its possession (as evidenced by written records) prior to its being obtained or received as described in clause 16.1(A); or

(F)	in the case of disclosure or use, the relevant Confidential Information has come into the public domain other than through its fault or the fault of any person to whom such Confidential Information has been disclosed as permitted by this clause 16.

16.3	Continuance of restrictions

The restrictions contained in this clause 16 shall survive Completion and shall continue without limit of time.

16.4	Privilege

Where any Confidential Information is also privileged, the waiver of such privilege is limited to the purposes of this Agreement and does not, and is not intended to, result in any wider waiver of the privilege. Any Party to this Agreement in possession of any Confidential Information of any other such Party shall take all reasonable steps to protect the privilege of such other Party and shall inform such other Party if any step is taken by any other person to obtain any of the privileged Confidential Information of such other Party.

17.	Announcements

17.1	Restrictions

Subject to clauses 17.2 and 17.4, and whether or not any restriction contained in clause 16 applies, no Party to this Agreement shall make any announcement, (including any communication to the public, to any customers or suppliers of the Company or any Subsidiary, or to all or any of the employees of the Company or any Subsidiary) concerning the provisions or subject matter of this Agreement or containing any information about any other Party without the prior written approval of the others (which shall not be unreasonably withheld or delayed).

17.2	Permitted announcements

Clause 17.1 shall not apply to a Party to this Agreement if and to the extent that such announcement is:

(A)	targeted at key customers and suppliers that, in the Purchaser’s opinion (acting reasonably), should be informed of the Agreement; or

(B)	required by Law or by any Authority having jurisdiction over it and whether or not the requirement has the force of Law,

provided in each case that any such announcement shall be made only after consultation with the other Parties.

17.3	Continuance of restrictions

The restrictions in this clause 17 shall survive First Completion and Second Completion and shall continue without limit of time.

17.4	Announcements to customers and suppliers

The Sellers and the Purchaser shall as soon as practicable after First Completion and Second Completion procure that a joint announcement of the sale and purchase of the Sale Shares is made to the customers and suppliers of the Company and each Subsidiary in such form as they may agree.

18.	Provisions relating to this Agreement

18.1	Assignment

(A)	This Agreement shall be binding upon and enure for the benefit of the successors of the Parties but shall not be assignable, save that the Purchaser may at any time assign all or any part of its rights and benefits under this Agreement including any of the Warranties and any other indemnities, undertakings and obligations given or undertaken by the Sellers and any cause of action arising under or in respect of any of them, to any transferee of the whole or any part of the share capital of the Company or of any of the Subsidiaries, or to any Affiliate of the Purchaser.

(B)	Any such assignee may enforce any right or benefit assigned to it as if it had been named in this Agreement as the Purchaser, and in the case of an assignment to any Affiliate of the Purchaser may recover thereunder as if it had acquired the Sale Shares (or the appropriate proportion thereof) for the price per Sale Share and upon the other terms of this Agreement and had thereby sustained all diminutions of value, Losses And Expenses in consequence of such acquisition as have been sustained by the Purchaser and any subsequent holder of such share capital which is such an Affiliate, including itself, as if they were all one entity which had retained the ownership of the Sale Shares throughout, but such an assignee shall not be entitled to recover any amount to the extent that it has already been recovered by the Purchaser or another such assignee.

(C)	Every such assignee which is such an Affiliate shall be entitled to enforce the benefits conferred upon it by such assignment and this clause 18.1 directly against the Sellers as permitted by the Contracts (Rights of Third Parties) Act 1999 and, for that purpose, each such assignee shall be entitled to the benefit of and be subject to all the provisions of this Agreement in any way relevant to the rights assigned to it and conferred upon it by this clause 18.1. This Agreement may however be amended or rescinded without the consent of any such assignee.

18.2	Entire agreement and variations

(A)	This Agreement constitutes the entire agreement between the Parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, and undertakings, whether in writing or oral, relating to such subject matter, except to the extent that the same are repeated in this Agreement.

(B)	Each Party hereto acknowledges that it has not been induced to enter into this Agreement by any representation, warranty, promise or assurance (whether made innocently or negligently) by the other Party or any other person save for those contained in this Agreement and in the Disclosure Letter, but nothing in this Agreement shall exclude any liability or remedy for fraud.

(C)	No variation of this Agreement shall be effective unless made in writing and signed by each of the Parties.

18.3	Agreement survives First and Second Completion

The Warranties and all other provisions of this Agreement, in so far as the same shall not have been performed at First Completion or Second Completion (as the case may be), shall remain in full force and effect notwithstanding First Completion or Second Completion (as the case may be).

18.4	Rights etc cumulative and other matters

(A)	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by Law or otherwise.

(B)	No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.

(C)	No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

18.5	Release of Sellers

The Purchaser may release or compromise the liability of any of the Sellers under this Agreement without affecting the liability of the other Sellers.

18.6	Further assurances

At any time after First Completion or Second Completion (as the case may be) the Sellers shall, at the request of the Purchaser and at the cost of the Sellers execute or procure the execution of such documents and do or procure the doing of such acts and things as the Purchaser may reasonably require for the purpose of vesting the First Completion Sale Shares and/or the Second Completion Sale Shares (as the case may be) in the Purchaser or its nominees and giving to the Purchaser the full benefit of all the provisions of this Agreement.

18.7	Invalidity

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the Laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

18.8	Payment to the Sellers

Any payment falling to be made to the Sellers under any provision of this Agreement may be made to the bank account nominated by each of the Sellers whose receipt thereof shall be an absolute discharge.

18.9	Interest

If any Party defaults in the payment when due of any damages or other sum payable by virtue of this Agreement or becomes entitled to damages for any breach of this Agreement (whether determined by agreement or by an order of a court or otherwise) the amount payable shall be increased to include interest on such sum or amount of damages from the due date to the date of actual payment (both before and after judgment) at that annual rate which is 100 basis points above the base rate of HSBC Bank plc from time to time in effect during such period. In respect of any damages for a breach of any of the Warranties given at the date of this Agreement the due date shall be the date of this Agreement, in respect of the First Completion Warranties the due date shall be the First Completion Date and in respect of the Second Completion Warranties the due date shall be the Second Completion Date, but otherwise the due date shall be the date upon which the relevant amount is agreed or awarded or otherwise became due. All such interest shall be calculated on the basis of the number of actual days elapsed over a 365 day year and compounded at quarterly rests.

18.10	No deductions

Except as otherwise expressly provided in this Agreement, all payments are to be made in full without any set-off or counterclaim and free from any deduction or withholding except as may be required by Law (in which event such deduction or withholding shall not exceed the minimum amount required by Law and the payer shall simultaneously pay to the payee whatever additional amount is required for the net amount required to equal what would have been received if no such deduction or withholding had been required). Any amount payable in relation to any Warranty, indemnity or undertaking shall be increased to the extent necessary to ensure that the net amount received by the Purchaser shall, after Tax, be equal to that which it would have received had the payment not been subject to Tax.

18.11	Financial Promotion

Each of the Parties acknowledges to each of the others, after due and careful consideration that:

(A)	it is not entering into this Agreement in consequence of or in reliance on any unlawful communication (as defined in section 30(1) of FSMA made by any other Party or any other Party’s professional advisers;

(B)	except as expressly provided in this Agreement, it is entering into this Agreement solely in reliance on its own commercial assessment and advice from its own professional advisers; and

(C)	each other Party is entering into this Agreement in reliance on the acknowledgments given in this clause.

18.12	Counterparts

(A)	This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any Party may enter into this Agreement by signing any such counterpart.

(B)	Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by:

(1)	fax; or

(2)	email (in PDF, JPEG or other agreed format),

shall take effect as delivery of an executed counterpart of this Agreement. If either method of delivery is adopted, without prejudice to the validity of the Agreement thus made, each Party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

18.13	Costs

(A)	Subject to clause 18.6, each Party shall bear their own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement.

(B)	The Warrantors covenant to pay the Purchaser on demand an amount equal to all Losses and Expenses that any Group Company may suffer or incur as a result of any and all claims that may be made against it by Directors by reason of their resignation and/or termination of their employment in accordance with Schedule 5.

(C)	The Purchaser shall indemnify and hold the Sellers harmless, and the Sellers shall indemnify and hold the Purchaser harmless, against any Losses and Expenses the Party so indemnified may suffer or incur as a result of any document delivered to it pursuant to clauses 7, 8 and Schedule 5 being unauthorised, invalid or for any other reason ineffective for its purpose.

(D)	Notwithstanding rescission, the Warrantors shall, on demand, indemnify and hold the Purchaser harmless against all Losses and Expenses incurred by the Purchaser in seeking to enforce, perfect, protect or preserve any of the Purchaser’s rights under this Agreement, in suing for or recovering any sums due from the Sellers under this Agreement, and/or in settling any claim against the Sellers under this Agreement up to an aggregate amount of €200,000.

18.14	Time of the essence

Time shall be of the essence of this Agreement as regards any time, date or period mentioned in it. If any such time, date or period (or variation of any of them) is varied, such varied time, date or period shall be of the essence.

18.15	Notices

(A)	Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in clause 18.15(B) and may be:

(1)	personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

(2)	if within the United Kingdom, sent by first class pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or

(3)	if from or to any place outside the United Kingdom, sent by pre-paid airmail or by air courier, in which case it shall be deemed to have been given seven Business Days after the date of posting in the case of airmail or two Business Days after delivery to the courier in the case of air courier; or

(4)	sent by facsimile, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report provided that any notice despatched by facsimile after 17.00 hours (at the place where such facsimile is to be received) on a Business Day or at any time on any day which is not a Business Day shall be deemed to have been received at 08.00 hours on the next Business Day; or

(5)	sent by electronic mail, in which case it shall be given at the time it left the e-mail gateway of the server of the notice, but subject to the same provisions concerning receipt after 17.00 hours or on a day which is not a Business Day which apply to notices sent by facsimile.

(B)	The addresses and other details of the parties referred to in clause 18.15(A) are, subject to clause 18.15(D):

For IIL:

Name: Set Management

Address: M. Karaoli. 8, Flat/Office 104, 1095 Nicosia, Cyprus

Fax number: +357 2237 49 63

E-mail address: info@setmanagement.com.cy

For PTCF:

Name: Ion Tsakonas

Address: 10 Stadiou Street, 10564 Athens, Greece

Fax number: 210-3226089

E-mail address: TsakonasI@piraeusbank.gr

For Rikonus:

Name: Georgios Koronias

Address: 5, Strati Myrivilli Street, Strovolos Nicosia 2046

Fax number: 210 6002311

E-mail address: crown.jay@gmail.com

For the Purchaser:

Name: William Morro

Address: 32 Martin Place, 11th Floor, Sydney 2000 NSW, Australia

Fax number: n/a

E-mail address: wmorro@bluenrgy.com

(C)	In proving service of any notice it shall be sufficient to prove:

(1)	in the case of a notice personally delivered that it was delivered or left at the specified address;

(2)	in the case of a notice sent by post that such notice was properly addressed, stamped and placed in the post;

(3)	in the case of a notice sent by air courier that it was delivered to a representative of the courier;

(4)	in the case of a notice sent by facsimile that it was duly despatched to the specified number as confirmed by a transmission report; and

(5)	in the case of a notice sent by e-mail that the e-mail left the e-mail gateway of the server of the notice.

(D)	Any Party to this Agreement may notify the other Parties in accordance with this clause 18.15 of any change to its address or other details specified in clause 18.15(B), provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

19.	Law and Jurisdiction

19.1	English Law

This Agreement and all matters arising from it (including, without limitation, any dispute relating to the existence, validity or termination of this Agreement or any contractual or non-contractual obligation) shall be governed by, and construed in accordance with, English Law.

19.2	Jurisdiction

(A)	Subject to clause 19.2(B), in relation to any legal action or Proceedings to enforce this Agreement or arising out of or in connection with this Agreement each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum provided that a judgment or order of any court may be enforced in any court of competent jurisdiction.

(B)	In the event of any dispute or disagreement between any of the Parties to this Agreement, each Party agrees that prior to commencing Proceedings in the English courts, it shall comply with the following dispute resolution procedure:

(1)	if a Party (the “Non-breaching Party”) believes that another Party (the “Breaching Party”) has breached or its otherwise not conforming with a provision of this Agreement, the Non-breaching Party shall serve notice in writing of the purported breach or non-conformance (the “Notice of Breach”) on the Breaching Party in accordance with clause 18.15 within ten (10) days of becoming aware of the same;

(2)	the Breaching Party shall within 10 days of receipt of the Notice of Breach respond in writing to the Non-breaching Party either (i) accepting the purported breach or non-conformance and proposing a solution; or (ii) rejecting the purported breach or non-conformance and setting out the reasons for such rejection;

(3)	if the Breaching Party rejects the purported breach or non-conformance, the Breaching Party and the Non-breaching Party shall each nominate a senior representative to meet in person (at a mutually acceptable location or by electronic communication) to discuss the purported breach or non-conformance and the relevant parties shall use their respective reasonable endeavours to find a mutually acceptable resolution; and

(4)	if within 10 days of the meeting required pursuant to clause 19.2(B)(3) the Breaching Party and the Non-breaching Party are unable to resolve the matter in a manner that is mutually acceptable, either party may commence Proceedings.

(C)	The limitation periods for claims set out in paragraphs 3 of Schedule 9 shall be extended for such time as the process in clause 19.2(B) is followed.

19.3	Process Agent

The Sellers irrevocably appoint Jordans Trust Company Limited of 20-22 Bedford Row, London WC1R 4JS as their process agent to receive on their behalf service of process in any proceedings in England who shall be required to promptly forward copies of all relevant notices and proceedings received to each of the Sellers. Service upon the process agent shall be good service upon each of the Sellers whether or not the process is forwarded to and received by any of the Sellers. If for any reason the process agent ceases to act as process agent, resigns or no longer has an address in England, the Sellers irrevocably agree to appoint a substitute process agent with an address in England acceptable to the Purchaser and to deliver to the Purchaser a copy of the substitute process agent’s acceptance of that appointment within 20 Business Days of the obligation to appoint arising. In the event that the Sellers fail to appoint a substitute process agent, it shall be effective service for the Purchaser to serve the process upon the last known address in England of the last known process agent for the Sellers notified to the Purchaser, notwithstanding that such process agent is no longer found at such address or has ceased to act.

19.4	Contracts (Rights of Third Parties) Act 1999

Except pursuant to clauses 13.8 and 18.1, a person who is not a Party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

Executed as a deed by the Parties and delivered on the date first appearing at the head of this Agreement.

Schedule 1: THE SELLERS

Part A:

(1) Names and addresses of Sellers	(2) No. of First Completion Sale Shares held	(3) First Consideration due to each Seller (€)	(4) Maximum adjusted First Consideration due to each Seller (€)	(5) Allocation of PTCF First Consideration Adjustment to each Seller (%)	(6) No. of Second Completion Sale Shares held	(7) Second Consideration due to each Seller (€)	(8) Maximum adjusted Second Consideration due to each Seller (€)	(9) Allocation of PTCF Second Consideration Adjustment to each Seller (%)	(10) Total No. of Sale Shares
Inaccess Investments Limited 12-14 Kennedy Street Kennedy Business Center 1087 Nicosia Cyprus	98,371 Ordinary Shares	4,259,852	4,816,653	77.03%	63,185 Ordinary Shares	2,904,451	3,514,549	77.03%	161,556 Ordinary Shares
Piraeus TA.NE.O Capital Fund 10 Stadiou Street 10564 Athens Greece	21,172 A2 Preference Shares	1,400,528	1,400,528	0.00%	13,600 A2 Preference Shares	899,640	889,640	0.00%	34,772 A2 Preference Shares
Rikonus Limited 5, Strati Myrivilli Street Strovolos Nicosia 2046 Cyprus	29,327 Ordinary Shares	1,269,975	1,435,972	22.97%	18,838 Ordinary Shares	865,934	1,047,829	22.97%	48,165 Ordinary Shares
TOTAL =	148,870 (comprising 127,698 Ordinary Shares and 21,172 A2 Preference Shares)	6,930,355	7,653,153	—	95,623 (comprising 82,023 Ordinary Shares and 13,600 A2 Preference Shares)	4,670,025	5,462,018	—	244,493 (comprising 209,721 Ordinary Shares and 34,772 A2 Preference Shares)

Part B:

(1) Names and addresses of Sellers	(2) No. of Second Completion Sale Shares held	(3) Second Consideration due to each Seller (€)	(4) Maximum adjusted Second Consideration due to each Seller (€)
Inaccess Investments Limited 12-14 Kennedy Street Kennedy Business Center 1087 Nicosia Cyprus	63,185 Ordinary Shares	2,736,149	3,093,793
Piraeus TA.NE.O Capital Fund 10 Stadiou Street 10564 Athens Greece	13,600 A2 Preference Shares	899,640	889,640
Rikonus Limited 5, Strati Myrivilli Street Strovolos Nicosia 2046 Cyprus	18,838 Ordinary Shares	815,757	922,384
TOTAL =	95,623 (comprising 82,023 Ordinary Shares and 13,600 A2 Preference Shares)	4,451,546	4,915,817

Schedule 2: THE COMPANY

Name: Inaccess Holdings Limited

Number: 08142692

Date of incorporation: 13 July 2012

Registered Office: Leytonstone House, 3 Hanbury Drive, London E11 1GA

Issued share capital immediately prior to the Exchange:

–	226,019 Ordinary Shares

Issued share capital immediately following the Exchange:

–	226,019 Ordinary Shares

–	56,505 A2 Preference Shares

Shareholders (and their holdings) immediately prior to the Exchange:

–	Inaccess Investments Limited (169,515 Ordinary Shares)

–	Rikonus Limited (56,504 Ordinary Shares)

Shareholders (and their holdings) immediately following the Exchange:

–	Inaccess Investments Limited (169,515 Ordinary Shares)

–	Rikonus Limited (56,504 Ordinary Shares)

–	Piraeus TA.NE.O. Capital Fund (56,505 A2 Preference Shares)

Directors: (1) Christos Georgopoulos, (2) Georgios Konstantoulakis, (3) Georgios Koronias, (4) Vasileios Nellas, and (5) Emmanouil Patsios

Secretary and his or her other secretary ships: None

Accounting Reference Date: 31 December

Auditors: N/A

Continuing Directors: Christos Georgopoulos and Ion Tsakonas

Schedule 3: THE SUBSIDIARIES

(Details of Subsidiaries)

Name	Registered Number	Registered Office	Issued Share Capital		Directors/ Officers
Inaccess Inc.	Federal ID 61-1696471	2880 Zanker Rd. STE 203, San Jose CA 95134	USD$	5,000	Christos Georgopoulos
Inaccess Limited	08301170	88 Wood Street, London, EC2V 7RS	GBP	102,750	Christos Georgopoulos
Inaccess International Limited	HE 317680	8, Michail Karaoli Str, Dep. Office 104, 1095 Nicosia, Cyprus		€1.000	Christos Georgopoulos
Inaccess Networks S.A.	ΓΕΜΗ Number 003890301000	12, Sorou Street, GR 15125, Marousi, Greece		€813,145.32	Christos Georgopoulos, George Konstantoulakis, Vasileios Nellas, Ion Tsakonas and Vagelis Papakonstadinou

Schedule 4: CONDUCT OF BUSINESS PENDING first COMPLETION

1.	Purchaser’s right of access

(A)	From the Withdrawal Date until First Completion the Purchaser and any persons authorised by it, shall after giving reasonable notice to the Sellers be allowed full access to all the Premises, books and records of the Company and the Subsidiaries, and the Sellers shall supply or procure the supply of any information reasonably required by the Purchaser relating to the Company, the Subsidiaries and their respective affairs.

(B)	The Purchaser shall not and shall procure that none of its Affiliates or any officer, employee, agent or adviser of the Purchaser shall make use of or divulge to any other person (other than to the Purchaser’s professional advisers for any purposes of this Agreement) any confidential information relating to the Company or the Subsidiaries which the Purchaser may obtain in the exercise of its rights under 1(A). Such obligation shall cease to apply with effect from First Completion in respect of all such confidential information, whenever obtained, but should First Completion not take place such obligation shall continue without limit of time.

2.	No acts or omissions contrary to Warranties

The Sellers shall procure that (save only as may be necessary to give effect to this Agreement) neither the Sellers nor the Company nor any of the Subsidiaries shall do, allow or procure any act or omission before First Completion which would constitute a breach of any of the Warranties if they were given at any and all times from the date of this Agreement down to First Completion or which would make any of the Warranties inaccurate or misleading if they were so given.

3.	Conduct of Company’s business pending First Completion

From the Withdrawal Date until First Completion (both dates inclusive) the Sellers shall, in addition and without limiting paragraph 2, procure that:

(A)	the Business is carried on in the usual and normal course and with a view to profit in consultation with the Purchaser;

(B)	they shall take all reasonable steps preserve the goodwill of the Business and encourage customers and suppliers to continue to deal with them and shall do nothing which will or would be likely to injure such goodwill; and

(C)	neither the Company nor any of the Subsidiaries shall, without the prior consent in writing of the Purchaser, enter into any contract or commitment or do anything which, in any such case, is either out of the ordinary and usual course of its business or which materially affects the assets or liabilities of any such companies or their ability to carry on their respective businesses as now conducted. In particular, the Sellers shall procure that, save with the prior consent in writing of the Purchaser, from the Withdrawal Date until First Completion (both dates inclusive), neither the Company nor any of the Subsidiaries shall:

(1)	make any alteration to its memorandum or articles of association or any other document or agreement establishing, evidencing or relating to its constitution or operation; or

(2)	create any new class of share and/or allot or issue any new shares or undertake any capital reorganisation (including, but not limited to, any sub-division, redesignation or reclassification, share split or consolidation);

(3)	create, allot or issue, repay or redeem or grant any option over any shares or loan capital or securities convertible into shares, or modify the rights attaching to any of its issued shares or loan capital, or purchase any of its shares or loan capital or reduce its share capital (save in respect of awards may under the Option Plan); or

(4)	alter the nature or scope of its Business; or

(5)	enter into any agreement or arrangement or permit any action whereby another company or person becomes its subsidiary or subsidiary undertaking; or

(6)	enter into any transaction other than on arms’ length terms and for full and proper consideration; or

(7)	acquire (whether by one transaction or by a series of transactions) the whole or a substantial or material part of the business, undertaking or assets of any other person; or

(8)	dispose of (whether by one transaction or by a series of transactions related or not) and whether or not in the ordinary course of business the whole or any substantial or material part of its business, undertaking or (except in the ordinary course of business) any other of its assets; or

(9)	incur any capital expenditure in excess of €250,000; or

(10)	take any new loans, borrowings or other form of funding or financial facility or assistance, or enter into any foreign exchange contracts, interest rate swaps, collars, guarantees or agreements or other interest rate instruments or any contracts or arrangements relating to derivatives or differences, or in respect of which the financial outcome is to any extent dependent upon future movements of an index or rate of currency exchange or interest, or in the future price of any securities or commodities and in each case with a value in excess of €250,000. For the avoidance of doubt, advances and repayments under existing facilities are not restricted by this paragraph and the Purchaser shall approve increased indebtedness of the Company or any Subsidiary that is necessary to fund the execution of projects to be completed prior to June 30, 2017 and which will not result in an increase above 50% of the Company’s indebtedness at the date of this Agreement; or

(11)	save for guarantees given in the ordinary course of business in connection with the procurement of new customers or business or the performance of existing contractual obligations (but excluding guarantees given in connection with further indebtedness of the Company or any Group Company), grant any loans or other financial facilities or assistance to or any guarantees or indemnities for the benefit of any person or create or allow to subsist or redeem any Encumbrance over the whole or any part of its undertaking, property or assets; or

(12)	save in respect of the Option Plan, enter into any death, retirement, pension, profit sharing, bonus, share option, share incentive or other scheme for the benefit of any of its officers or employees or make any variation (including, but without limitation, any increase in the rates of contribution) to any such existing scheme or effect any key man insurance; or

(13)	commence, compromise, settle, waive a right in respect of or discontinue any material legal or arbitration proceedings with a value in excess of €50,000 (save for in the ordinary course of business); or

(14)	terminate the employment or office of any of its directors or officers or appoint any new director or officer or materially alter the terms of employment or engagement of any such person; or

(15)	declare, make or pay any dividend or distribution (whether of capital or of profits); or

(16)	enter into any agreement or arrangement with, or vary any existing agreement or arrangement, or pay any remuneration, fee or other sum to any of the Sellers, any Connected Person or any person controlled by any of the Sellers (other than remuneration properly accrued due or reimbursement of business expenses properly incurred, in each case as disclosed in the Disclosure Letter); or

(17)	fail to maintain in force all its insurances at their current level of cover, or to pay all premiums which may become due in respect thereof or do anything which would or might entitle the insurers to avoid liability thereunder; or

(18)	amend, cancel, release or assign any material indebtedness owed to it or any claims held by it save where such amendment, cancellation, release or assignment is made in the ordinary course of business; or

(19)	do anything to affect the continuation and validity of all licences and consents upon which the Business depends or fail to renew any such licence or consent; or

(20)	save in respect of protective measures in relation thereto, enter into, grant or modify or agree to terminate any rights or enter into any agreement relating to the Intellectual Property Rights or otherwise allow any of its rights relating to Intellectual Property Rights to lapse; or

(21)	enter into any agreement or obligation to do anything prohibited by paragraph 3(C)(1) to 3(C)(20) inclusive.

Schedule 5: COMPLETION OBLIGATIONS

Part A: First Completion

1.	Sellers’ obligations

On First Completion the Sellers shall:

(A)	deliver to the Purchaser:

(1)	transfers of the First Completion Sale Shares duly executed by the registered holders thereof in favour of the Purchaser or its nominees together with the relative share certificates;

(2)	such waivers or consents as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the First Completion Sale Shares;

(3)	irrevocable powers of attorney in the Agreed Form in favour of the Purchaser or its nominee to enable the beneficiary (pending registration of the transfers of the First Completion Sale Shares) to exercise all voting and other rights attaching to the Sale Shares and to appoint proxies for this purpose;

(4)	a certificate to the effect that there has been no breach of the Warranties given on the date of this Agreement and that there has been no event or circumstance which would constitute a breach of the Warranties had they been given on the basis set out in clause 13.6;

(B)	procure that the Directors (other than the Continuing Directors) shall retire from all their offices and employments with the Company and the Subsidiaries, each delivering to the Purchaser a deed (in Agreed Form) made out in favour of each of the Company and the Subsidiaries of which he is a Director acknowledging that he has no claim outstanding for compensation or otherwise and without any payment under the Employment Rights Act 1996 (or equivalent legislation in any applicable jurisdiction);

(C)	deliver to the Purchaser as agent for the Company and the Subsidiaries:

(1)	all the statutory and other books (duly written up to date) of the Company and each of the Subsidiaries and its/their certificate(s) of incorporation, any certificates of incorporation on change of name and common seal(s); and

(2)	certificates in respect of all issued shares in the capital of each of the Subsidiaries;

(D)	deliver or procure the delivery of the Founder Service Agreements, in a form acceptable to the Purchaser, each executed by the parties thereto;

(E)	deliver or procure the delivery of the Key Employee Agreements, in a form acceptable to the Purchaser, each executed by the parties thereto;

(F)	procure a board meeting of the Company be held where:

(1)	the transfers of the First Completion Sale Shares shall be approved and the Purchaser shall be recorded as the legal holder of such shares in the register of members (subject only to due stamping);

(2)	the appointment as directors of such persons as the Purchaser may nominate shall be approved, such appointments to take effect at the close of the meeting;

(3)	the resignations and acknowledgements of the directors and secretary referred to in paragraph 1(B) shall be tendered and accepted and each such acceptance to take effect at the close of the meeting; and

(4)	all existing authorities to banks shall be revoked and new authorities shall be given to such banks and on such terms as the Purchaser may direct.

(G)	deliver to the Purchaser, certified as correct by a director of the Company, the minutes of the board meeting referred to in paragraph 1(F); and

(H)	procure the discharge of all guarantees and like obligations given by the Company or any of the Subsidiaries in respect of the obligations of any other person (and including the guarantees and obligations stipulated to be discharged at First Completion in the Disclosure Letter), such discharge to be given in Agreed Form.

2.	Purchaser’s obligations

Subject to the performance by the Sellers of their obligations under paragraph 1 the Purchaser shall pay the First Consideration and BGL shall allot the Consideration Shares (if any) forming part thereof, any adjustments being calculated in accordance with Schedule 10 and clause 4.2 of this Agreement.

Part B: Second Completion

1.	Sellers’ obligations

On Second Completion the Sellers shall:

(A)	deliver to the Purchaser:

(1)	transfers of the Second Completion Sale Shares duly executed by the registered holders thereof in favour of the Purchaser or its nominees together with the relative share certificates;

(2)	such waivers or consents as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the Second Completion Sale Shares;

(3)	irrevocable powers of attorney in the Agreed Form in favour of the Purchaser or its nominee to enable the beneficiary (pending registration of the transfers of the Second Completion Sale Shares) to exercise all voting and other rights attaching to the Sale Shares and to appoint proxies for this purpose; and

(4)	a certificate to the effect that there has been no breach of the First Completion Warranties and that there has been no event or circumstance which would constitute a breach of the First Completion Warranties had they been given on the basis set out in clause 13.6; and

(B)	procure the holding of a meeting of the board of directors of the Company at which the transfers of the Second Completion Sale Shares shall be approved and the Purchaser recorded as the legal holder of such shares in the register of members (subject only to due stamping).

2.	Purchaser’s obligations

Subject to the performance by the Sellers of their obligations under paragraph 1 the Purchaser shall pay the Second Consideration and BGL shall allot the Consideration Shares (if any) forming part thereof, any adjustments being calculated in accordance with Schedule 10 and clause 4.3 (other than where clause 9.4 applies in which case the adjustments shall be calculated in accordance with clause 9.4(C)(2)) of this Agreement.

Schedule 6: MATERIAL ADVERSE CHANGE

1. The following shall be a Material Adverse Change:

(A)	over a period of at least three months there is a deterioration in the aggregate of the net fixed assets, aggregate level of profitability or aggregate turnover of the Company and the Subsidiaries such as has or will reduce the year end forecast for consolidated net fixed assets, consolidated profits before taxation or consolidated turnover to amounts which are less than eighty-five per cent. (85%), fifty per cent. (50%) and seventy per cent. (70%), respectively, of those shown in the Accounts and where the period of comparison is less than one year the amounts shown in the Accounts shall be reduced in due proportion for the purposes of comparison (save that variations to the consolidated profits before taxation or consolidated turnover of the Company and the Subsidiaries caused by exceptional variations in the exchange rate between GBP (£) and euros (€) after the date of this Agreement relative to the average exchange rate (as determined by the UK Financial Time’s daily closing mid rate) for the six months prior to the date of this Agreement shall be discounted); or

(B)	customers of the Company or any Subsidiary accounting for more than twenty per cent. (20%) of the aggregate turnover of the Company and the Subsidiaries as shown in the Accounts declares to or informs the Company or relevant Subsidiaries that they do not intend to continue placing business with the Company and the Subsidiaries or that they wish to materially reduce such business or adversely change the terms on which it is conducted; or

(C)	any Material Contract (to the extent that it has not been replaced by other contracts to be performed in a similar time frame) is terminated, rescinded or repudiated or otherwise ceases to be performed whether this shall be lawful or not; or

(D)	any Trade Union or other association of workers of any kind which represents any of the employees of the Company or any Subsidiary carries out, or threatens any kind of industrial action in consequence of the intended purchase by the Purchaser of the Sale Shares which is likely to have such an effect as is mentioned in paragraph (A) of this Schedule 6; or

(E)	a deterioration occurs in the general economic position of the general European or the U.S. economy which is reasonably likely to have such an effect as is mentioned in paragraph (A) of this Schedule 6; or

(F)	any supplier to the Company or any Subsidiary the continuance of whose supplies is essential to secure the continuance of the business of the Company or any Subsidiary discontinues or suspends or materially reduces supplies either permanently or for a period which is likely to exceed two months or adversely changes the terms on which it is prepared to continue supplies, either at all or at the same level as before or threatens to do any of these things and no substitute or alternative supplies are available either at all, or in insufficient quantity or on terms which are insufficiently favourable to maintain the level of turnover and profitability at the aforesaid levels; or

(G)	the whole or any material part of the assets of the Company or any of the Subsidiaries are destroyed, seriously damaged, lost, stolen, confiscated (whether such confiscation is lawful or not), taken in execution or sequestration, pass from the control of the Company and every Subsidiary, are found not to be the property of the Company or any of the Subsidiaries or to be subject to an Encumbrance not referred to in the Disclosure Letter, where such event or combination of events has, or is likely to, prevent or materially adversely affect the operation of the business of the Company or any Subsidiary or to produce such an effect as is mentioned in paragraph (A) of this Schedule 6 either permanently or for a period of more than two months from the date of the event or last to occur of such events; or

(H)	the Company or any Subsidiary ceases its business for any reason, becomes insolvent, becomes the subject of a bona fide petition for, or enters into liquidation or administration, or suffers the appointment of a receiver or administrative receiver over the whole or any material part of its undertaking or assets or makes, or seeks to make, any composition or arrangement with its creditors or any class thereof; or

(I)	the occurrence of a Force Majeure Event in relation to a Party or any Group Company; or

(J)	the commencement of any war, civil unrest, disturbance or disruption or revolution, or the occurrence of a major act of terrorism or the commencement of a campaign of terrorism or a change in the constitution of any country, territory or jurisdiction in which the Company or any Subsidiary conducts more than 10% of its business (as determined by reference to its net revenue over the previous 12 calendar months) which in such case has, or is likely to, prevent or materially adversely affect the operation of the business of the Company or any Subsidiary or to produce such an effect as is mentioned in paragraph (A) of this Schedule 6 either permanently or for a period of more than two months from the date of the event.

2.             The result of the referendum of the United Kingdom’s membership of the European Union of 24 June 2016 shall not in itself constitute a Material Adverse Change. Any events following such referendum shall constitute a Material Adverse Change to the extent they fall within paragraphs 1(A) - (J) (inclusive) of this Schedule 6.

Schedule 7: GENERAL WARRANTIES

Part A: General Warranties

1.	Power to contract

Each Seller has been validly incorporated and is in good standing and has full power to enter into and perform this Agreement, which constitutes (or will when executed constitute) valid, legal and binding obligations on each Seller in accordance with their respective terms. The execution and performance by each Seller of this Agreement and the documents referred to in it will not breach or constitute a default under the Seller’s articles of association (or equivalent constitutional documents), or any agreement, instrument, order, judgment or other restriction which binds the Seller.

2.	The Group Companies

2.1	Constitutional documents

The copy of the articles of association (or equivalent documents in the relevant jurisdiction) of each Group Company is included in the Disclosure Documents and is true and complete in all respects and has embodied in it or annexed to it a copy of all provisions (if any) forming part of the articles of association (or equivalent constitutional document) by operation of law and every such resolution and agreement as is referred to in section 29(1)(b) of the Companies Act 2006 (or equivalent legislation in the relevant jurisdiction). Each Group Company has at all times carried on its business and affairs in all respects in accordance with its memorandum of association (where relevant) and its articles of association and all such resolutions and agreements (or equivalent documents in the relevant jurisdiction).

2.2	Statutory books

The statutory books (including all registers and minute books) of each Group Company have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books, and no notice or allegation that any of them is incorrect or should be rectified has been received.

2.3	Statutory returns

Each Group Company has at all times complied with the provisions of all relevant companies legislation and all returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies or to any other authority whatsoever by each Group Company have been correctly and properly prepared and so filed or delivered.

2.4	Share capital of the Company

The Sale Shares will following the Repurchase comprise all of the issued share capital of the Company not owned by the Purchaser and each Seller is the sole legal and beneficial owner of that number of the Shares as is set against its name in columns 2 and 5 of the table in Part A of Schedule 1. The Shares in the Company and all the shares in each Group Company are fully paid or credited as fully paid. There is no Encumbrance on, over or affecting any of the Sale Shares or any debentures or other securities of the Company. No claim has been made by any person to be entitled to the benefit of any such Encumbrance and no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company.

2.5	Solvency

In relation to each Group Company:

(A)	it is not insolvent as defined by section 123 Insolvency Act 1986 (or equivalent local legislation), has not entered into any scheme of arrangement or voluntary or other arrangement with any of its creditors, nor has it taken any steps to obtain a moratorium as set out in Schedule A1 of that Act (or equivalent local legislation);

(B)	no order has ever been made or petition presented or resolution passed for its winding up and no distress, execution or other process has ever been levied on its assets;

(C)	no administrative or other receiver or manager has been appointed by any person over the whole or any part of its business or assets, nor has any petition been presented or application made for the appointment of an administrator in respect of it; and

(D)	there are no circumstances which would entitle any person to present a petition to wind it up, to appoint an administrator in respect of it or to appoint an administrative or other receiver or manager over the whole or any part of its undertaking or assets.

3.	Connected business

3.1	Subsidiaries

All the shares in the Subsidiaries are in each case held legally and beneficially solely by the relevant Group Company free from all Encumbrances and with all rights attaching to them.

3.2	Connected transactions

No Group Company:

(A)	is or has agreed to become the holder or other owner of any shares, debentures or other securities of any other body corporate (whether incorporated in the United Kingdom or elsewhere) other than the shares in the Subsidiaries listed in Schedule 3 (each of which is fully paid-up);

(B)	has agreed to become a subsidiary of any other body corporate or under the control of any group of bodies corporate or consortium; and

(C)	is or has agreed to become a member of any partnership, joint venture, consortium or other unincorporated association other than a recognised trade association or a party to any agreement or arrangement for sharing commissions or other income.

4.	Information

The particulars set out in Schedule 1, Schedule 2 and Schedule 3 are true, accurate, complete and not misleading. All information given by or on behalf of the Seller to the Purchaser (or its agents or advisers) in the course of the negotiations leading up to this Agreement was, when given, and is now, true, accurate, complete and not misleading.

5.	Compliance

5.1	The Company and each of the Subsidiaries has at all times conducted its business in accordance with, and has acted in compliance with, all applicable laws and regulations.

5.2	The Company and each of the Subsidiaries holds all licences, consents, permits and authorities necessary to carry on the Business in the places and in the manner in which it is will be carried on at First Completion and Second Completion (“Consents”).

5.3	Each of the Consents is valid and subsisting, neither the Company nor any of the Subsidiaries is in breach of the terms or conditions of the Consents (or any of them) and there is no reason why any of the Consents may be revoked or suspended (in whole or in part) or may not be renewed on the same terms.

6.	Accounts

For the purposes of this Schedule, “Previous Accounts” means the accounts equivalent to the Accounts in respect of the accounting periods immediately preceding the accounting period ended on the Accounts Date.

6.1	The Accounts:

(A)	show a true and fair view of the state of affairs of each of the Company and the Subsidiaries, and of the Company’s Group as a whole, in each case as at the Accounts Date, and of the profit or loss of each of the Company and the Subsidiaries, and of the Company’s Group as a whole, in each case for the accounting period ended on the Accounts Date;

(B)	have been properly prepared in accordance with generally accepted accounting principles applied in the UK, including IFRS, or the relevant jurisdiction;

(C)	comply with the requirements of the Companies Acts (or equivalent local legislation) and all other applicable laws and regulations in the UK or relevant jurisdiction; and

(D)	save as the Accounts expressly disclose, are not affected by any extraordinary, exceptional or non-recurring items.

6.2	Save as expressly disclosed in the Accounts, the Accounts have been prepared using the same accounting policies and estimation techniques as those adopted and applied in preparing the Previous Accounts.

6.3	The Accounts have been audited by an individual or firm registered to act as auditors in the UK (or the U.S., Greece or Cyprus (as the case may be)) and the auditor’s report thereon is unmodified.

6.4	The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and fairly represent the assets and liabilities and the profits and losses of the Company and the Subsidiaries as at and to the date for which they have been prepared.

7.	Events since the Accounts Date

7.1	Value of assets

The value of the net assets of each Group Company is not materially less than the value of that Group Company’s net assets at the Accounts Date.

7.2	No adjustment

There is nothing that, if known at the Accounts Date or when the relevant Group Accounts were approved, would have required any Group Accounts to be adjusted in any material respect.

7.3	Events since the Accounts Date

Since the Accounts Date:

(A)	the Company and each of the Subsidiaries has conducted its Business in the normal course and as a going concern;

(B)	there has been no material adverse change in the turnover, financial position or prospects of the Company or any of the Subsidiaries;

(C)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company or any of the Subsidiaries;

(D)	neither the Company nor any of the Subsidiaries has borrowed or raised any money or taken or given any form of financial security, nor has it incurred or committed to any capital expenditure, or acquired or disposed of any individual item, in either case in excess of €100,000; and

(E)	the Company and each of the Subsidiaries has paid its creditors within the applicable periods agreed with the relevant creditor and there are no amounts owing by the Company or any of the Subsidiaries which have been outstanding for more than 60 days.

8.	The Exchange and the Repurchase

8.1	The Company sought and received appropriate professional advice (including legal and tax advice) in respect of the Exchange and the Repurchase. The Company instructed such professional advisers to consider and address all material risks and liabilities as may arise in connection with the Exchange and the Repurchase.

8.2	The Exchange (including the issue and allotment of the A2 Preference Shares) and the Repurchase have completed and were carried out in compliance with all applicable Laws and no Group Company suffered or incurred, nor did either the Exchange nor the Repurchase result in the crystallisation of, any liability for Tax. Neither the Exchange nor the Repurchase resulted in any Group Company losing the right to claim any relief from Tax or reimbursement or credit in respect of Tax.

9.	Transactions with the Sellers, directors and Connected Persons

9.1	Loans and debts

There is not outstanding:

(A)	any indebtedness or other liability (actual or contingent) owing by any Group Company to any Seller or director of any Group Company or any Connected Person or owing to any Group Company by any Seller or director of any Group Company or any Connected Person; or

(B)	any guarantee or security for any such indebtedness or liability.

9.2	Arrangements with Connected Persons

No Group Company:

(A)	is, nor has at any time during the last six years been, a party to any agreement, arrangement or understanding (whether legally enforceable or not) in which any Seller, director or former director of any Group Company or any Connected Person is or has been interested whether directly or indirectly; or

(B)	is a party to, nor have its profits or financial position during the last six years been affected by, any agreement or arrangement which is not entirely of an arm’s length nature.

9.3	Competitive interests

No:

(A)	Seller, director or former director of any Group Company nor any Connected Person, either individually or with any other person or persons, has any estate, right or interest, directly or indirectly, in any business other than that now carried on by the relevant Group Company which is or is likely to become competitive with any aspect of the Business of any Group Company except as registered holder or other owner of any class of securities of any company if such class of securities is listed on any Recognised Investment Exchange and if such person (together with Connected Persons and Affiliates) holds or is otherwise interested in less than three per cent of such class of securities; and

(B)	Seller, individually, collectively or with any other person or persons, is interested in any way whatsoever in any Intellectual Property Rights used and not wholly owned by a Group Company.

9.4	Benefits

No Connected Person is entitled to or has claimed entitlement to any remuneration, compensation or other benefit from any Group Company.

10.	Finance

10.1	Borrowings

Particulars of all money borrowed by each Group Company have been Disclosed. The total amount borrowed by each Group Company from any source does not exceed any limitation on its borrowing contained in the articles of association of the relevant Group Company or in any debenture or loan stock trust deed or instrument or any other document binding on that Group Company and the amount borrowed by that Group Company from each of its bankers does not exceed the overdraft facility agreed with such banker. No Group Company has any outstanding loan capital.

10.2	Debts owed to Group Companies

All debts owed to each Group Company are collectable in the ordinary course of business and each such debt will realise in full its face value within three months of its due date for payment. No Group Company owns the benefit of any debt (whether present or future) other than debts which have accrued to it in the ordinary course of business.

10.3	Bank accounts

There have been Disclosed:

(A)	particulars of the balances on all the bank accounts of each Group Company as at the Business Day immediately prior to the date of the Disclosure Letter and no Group Company has any other bank accounts. Since the date of such particulars there have been no payments out of any such bank accounts except for routine payments which have been Disclosed; and

(B)	all unpresented cheques drawn by each Group Company, and there are no such unpresented cheques drawn otherwise than in the normal course of business.

10.4	Working capital

Having regard to its existing banking and other facilities, each Group Company has sufficient working capital for the purpose of continuing to carry on its business in its present form and at its present level of turnover for the foreseeable future and for the purposes of executing, carrying out and fulfilling in accordance with their terms all orders, projects and contractual obligations which have been placed with or undertaken by it.

10.5	Financial facilities

The Sellers have Disclosed full details and true and correct copies of all documents relating to all debentures, acceptance lines, overdrafts, loans or other financial facilities outstanding or available to each Group Company and all Encumbrances to which any asset of any Group Company is subject. Neither the Sellers nor any Group Company have done anything whereby the continuance of any such facility or Encumbrance in full force and effect might be affected or prejudiced.

10.6	Grants

Full details of all grants made to each Group Company in the last six years, and all outstanding applications for any such grant, have been Disclosed. No act or transaction has been effected in consequence of which any Group Company is or could be held liable to refund (in whole or in part) any such grant or any loan received by virtue of any statute, or in consequence of which any such grant or loan for which application has been made by it will not or may not be paid or will or may be reduced.

10.7	Options and guarantees

No:

(A)	Group Company is responsible for the indebtedness of any other person nor party to any option or pre-emption right or any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any other person; and

(B)	person other than another Group Company has given any guarantee of or security for any overdraft, loan or loan facility granted to any Group Company.

10.8	Payment of obligations

There has been no delay by any Group Company in the payment of any material obligation due for payment.

11.	Assets

11.1	The assets included in the Accounts, together with any assets acquired by the Company or any of the Subsidiaries since the Accounts Date and all other assets used by the Company or any of the Subsidiaries in connection with the Business (except for those assets disposed of since the Accounts Date in the normal course of business) are:

(A)	legally and beneficially owned by the Company or a Subsidiary free from Encumbrance or any other third party right, and the Company or the relevant Subsidiary has good and marketable title to such assets; and

(B)	in the possession and control of the Company or a Subsidiary.

11.2	The plant, machinery, vehicles, office and other equipment used by the Company or any of the Subsidiaries in connection with the Business are in good working order, have been regularly and properly maintained and are capable of doing the work for which they were designed.

11.3	The assets owned by the Company and the Subsidiaries comprise all the assets necessary for the continuation of the Business as it is carried on at Completion, and such assets are not shared with any other person.

12.	Insurance

12.1	Extent of insurance

All the assets of each Group Company which are of an insurable nature are fully insured to their full replacement value with a well-established and reputable insurer against fire and all other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature to those of the relevant Group Company and each Group Company is and has at all material times been adequately covered against all legal liability and risks normally insured against by such companies (including liability to employees or third parties for personal injury or loss or damage to property, product liability and loss of profit and liability to third parties in respect of errors or omissions in the provision of any professional services by that Group Company).

12.2	Premiums and claims

Particulars of all policies of insurance of each Group Company now in force have been Disclosed and such particulars are true and correct and all premiums due on such policies have been duly paid and all such policies are valid and in force. So far as the Warrantors and the relevant Group Company are aware there are no circumstances and there is no action which the relevant Group Company has or has not taken in relation to a claim that would otherwise be payable under the policy which might lead to a repudiation of any such policy or to any liability under such insurance being avoided by the insurers in relation to a claim that would otherwise be payable under the policy or to the premiums being increased. There is no claim outstanding under any such policies and so far as the Warrantors are aware there are no circumstances likely to give rise to such a claim.

13.	Litigation

13.1	Litigation

In relation to each Group Company:

(A)	except as claimant in the collection of debts (not exceeding €50,000 in the aggregate) arising in the ordinary course of trading, it is not now engaged in any Litigation, and no Litigation is in prospect, in either case by or against that Group Company or any person for whose acts or defaults it may be vicariously liable;

(B)	it has not, in the last three years preceding the date of this Agreement, been involved in any Litigation with any person who is or was a supplier, or customer, of importance to any Group Company or the Business, or where such Litigation resulted in adverse publicity or loss of goodwill; and

(C)	there is no matter or fact in existence which might give rise to any Litigation involving it, including any which might form the basis of any criminal prosecution against it.

13.2	Injunctions, etc

No injunction or order for specific performance has been granted against any Group Company which has not been discharged or fully complied with or is otherwise no longer in force.

13.3	Orders and judgments

No Group Company is subject to any order or judgment given by any court, tribunal or governmental agency which is still in force, or has given any undertaking to any court or tribunal or to any third party arising out of any Litigation.

14.	Licences

14.1	General

The Group Companies have all necessary permits for the proper and effective carrying on of the Business in the manner in which the Business is now carried on and all such permits are valid and subsisting and the Sellers know of no reason why any of them should be suspended, cancelled or revoked whether in connection with the sale to the Purchaser or otherwise and, so far as the Warrantors are aware, there are no factors that might in any way prejudice the continuance or renewal of any of those permits and no Group Company is restricted by contract from carrying on any activity in any part of the world.

14.2	Financial Services and Markets Act etc

No Group Company carries on or purports to carry on, or has at any time since 28 April 1988 carried on or purported to carry on, in the United Kingdom:

(A)	investment business within the meaning of section 1 Financial Services Act 1986; or

(B)	any regulated activity within the meaning of section 22 FSMA,

or has contravened any provision of either of those Acts.

14.3	Data Protection

In the case of each Group Company:

(A)	it has registered or applied to register itself under the Data Protection Act 1998 (or relevant local legislation) in respect of all registrable personal data held by it, and all due and requisite fees in respect of such registrations have been paid;

(B)	the details contained in such registrations or applications are correct, proper and suitable for the purpose(s) for which the relevant Group Company holds or uses the personal data which are the subject of them, and the contents of all such registrations or applications have been Disclosed;

(C)	all personal data held by it has been held in accordance with the data protection principles and there has been no unauthorised disclosure of such personal data;

(D)	there are no outstanding enforcement, deregistration or transfer prohibition notices or any other nature of notice under the Data Protection Act 1998 (or relevant local legislation) currently outstanding against it, or any outstanding appeal against such notices, nor are the Sellers are aware of any circumstances which may give rise to the giving of any such notices;

(E)	there are no unsatisfied requests to it made by data subjects in respect of personal data held by it, nor any outstanding applications for rectification or erasure of personal data;

(F)	there are no outstanding claims for compensation for inaccuracy, loss or unauthorised disclosure of personal data nor is any personal data held by it inaccurate, nor has it lost or made any unauthorised disclosure of any such data; and

(G)	without prejudice to the specific provisions above, it and its employees have complied in all respects with the requirements of the Data Protection Act 1998 (or equivalent local legislation).

15.	Trading

15.1	Interpretation

In this Agreement “Product” means any goods, product, apparatus or equipment which any Group Company has manufactured, marketed, supplied or agreed to supply to any person or put into service and includes a product which is comprised in another product (whether by virtue of being a component part or raw material or otherwise).

15.2	Tenders, etc

No offer, tender or the like is outstanding (the value of which to the relevant Group Company could exceed €20,000 in any year) which is capable of being converted into an obligation of any Group Company by an acceptance or other act of some other person.

15.3	Delegation of powers

There are in force no powers of attorney given by any Group Company other than to the holder of an Encumbrance (which has been Disclosed) solely to facilitate its enforcement nor any other authority (express, implied or ostensible) given by any Group Company to any person to enter into any contract or commitment or do anything on its behalf other than any authority of employees to enter into routine trading contracts in the normal course of their duties.

15.4	Consequence of acquisition of Sale Shares by Purchaser

The acquisition of the Sale Shares by the Purchaser will not:

(A)	cause the Company or any of the Subsidiaries to lose the benefit of any asset, right or privilege it presently enjoys;

(B)	relieve any person of any obligation to the Company or any of the Subsidiaries, or enable any person to determine any such obligation, or to exercise any other right in respect of the Company or any of the Subsidiaries;

(C)	result in any customer, client or supplier reducing its business, or changing the terms on which it deals, with the Company or any of the Subsidiaries;

(D)	result in the loss of, or any default under, any Consent (as defined in paragraph 5.2 of this Schedule); or

(E)	so far as the Warrantors are aware, result in any officer or senior employee leaving the Company or any of the Subsidiaries.

15.5	Guarantees and warranties

Except for warranties or guarantees implied by Law, every:

(A)	guarantee, warranty and/or representation given or made in respect of articles or trading stock sold or contracted to be sold by any Group Company; and

(B)	liability or obligation to service, maintain, repair, take back or otherwise do or not do anything in respect of any articles or stock that would apply after any such article or stock has been delivered by any Group Company, has been Disclosed.

15.6	Competition/Anti-trust

(A)	In this paragraph 15.6, “Competition Law” means the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

(B)	Neither the Company nor any of the Subsidiaries is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company or the Subsidiaries conduct business, and none of their respective directors, officers or employees is or has been engaged in any activity which would be an offence or infringement under any such Competition Law.

(C)	Neither the Company nor any of the Subsidiaries is affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency, authority or court responsible for enforcing the Competition Law of any jurisdiction, nor have they given any undertakings or commitments to such bodies which affect the conduct of the Business.

(D)	Neither the Company nor any of the Subsidiaries is in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the internal market.

15.7	Restrictions on trading

No Group Company is or has been a party to any agreement, arrangement, understanding or practice restricting its freedom to provide and take goods and services by such means and from and to such persons and into or from such place as it may from time to time think fit other than as Disclosed.

15.8	Possession of records

In the case of each Group Company:

(A)	all title deeds and agreements to which it is a party and all other documents owned by it or which ought to be in its possession or held unconditionally to its order are in its possession or so held; and

(B)	none of its records, systems, controls, data or information is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerised or not) which (including all means of access to and from them) are not under the exclusive ownership and direct control of the relevant Group Company.

15.9	Business names

No Group Company uses on its letterhead, books or vehicles or otherwise carries on its business under any name other than its corporate name.

15.10	Unlawful acts

No Group Company nor any of its officers has been prosecuted for any criminal, illegal or unlawful act connected with that Group Company.

15.11	Bribery Act

(A)	No Group Company, nor so far as the Warrantors are aware any of its officers, employees or agents, has at any time, or is presently or has agreed to become, engaged in any conduct (including by way of acquiescence or failure to perform) that would constitute an offence under the Bribery Act 2010 or would have done so if that Act had been in force at the relevant time.

(B)	Each Group Company has at all relevant times had in place adequate procedures designed to prevent persons associated with it within the meaning of section 8 of that Act from undertaking any conduct that would constitute an offence by the Group Company under section 7 of that Act (or would have done so if that Act had been in force at the relevant time), all such procedures have been Disclosed and so far as the Warrantors are aware no such person has at any time, or is presently or has agreed to become, engaged in such conduct.

(C)	No Group Company and, so far as the Warrantors are aware, no person so associated with it nor any of its officers, employees or agents who are not so associated with it is or has been the subject of any actual or threatened investigation, or been charged, in connection with any offence or alleged offence under that Act or any behaviour that would have been such an offence had the Act been in force at the relevant time, and there are no circumstances likely to give rise to any such investigation or charge.

15.12	Foreign Corrupt Practices Act

(A)	Neither the Company nor, so far as the Warrantors are aware, any manager, director, officer, agent, employee or other person acting on behalf of or in the name of the Company has: (i) offered or used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political campaign or activity; (ii) offered or made a direct or indirect unlawful payment or conveyance of something of value to any foreign or domestic government official, employee or political candidate or established or maintained any unlawful or unrecorded funds; (iii) violated any provision of the US Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any Law equivalent to the FCPA or concerning such unlawful payments or gifts in any jurisdiction; (iv) offered or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any foreign or domestic government official or employee of any Authority; (v) received any unlawful discounts or rebates in violation of any Law relating to antitrust or competition; or (vi) breached or waived any code of ethics or similar foreign, federal or state policy regarding business conduct.

(B)	Neither the Company nor, so far as the Warrantors are aware, any manager, director, officer, agent, distributor, employee or other person acting on behalf of or in the name of the Company: (i) is, or is owned or controlled by, a person subject to the sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or included on any list of restricted entities, persons or organizations published by the government of the United States of America including the List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any similar Law (any such person, a “Restricted Party”) or (ii) has engaged in any unlicensed transaction with any Restricted Party or has otherwise been in breach of any such sanctions, export controls, restrictions or any similar foreign, federal or state Law.

16.	Contracts

16.1	Material contracts

All Material Contracts have been Disclosed and no Group Company is a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:

(A)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken; or

(B)	is known by any of the Sellers or by any Group Company to be likely to result in a loss to the relevant Group Company on completion of performance; or

(C)	cannot readily be fulfilled or performed by the relevant Group Company on time and without undue or unusual expenditure of money and effort; or

(D)	involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature and not in the ordinary course of business; or

(E)	requires an aggregate consideration payable by the relevant Group Company in excess of €100,000; or

(F)	involves or is likely to involve the supply of goods by or to the relevant Group Company the aggregate sales value of which will represent in excess of five per cent (5%) of the turnover of that Group Company for the year ended on the Accounts Date; or

(G)	is a contract for services (other than contracts for the supply of electricity or normal office services); or

(H)	requires the relevant Group Company to pay any commission, finder’s fee, royalty or the like; or

(I)	is in any way otherwise than in the ordinary and proper course of the relevant Group Company’s business, or would in any respect reasonably be regarded as onerous or material by an intending purchaser of the Shares.

16.2	Performance of contracts

In relation to each Group Company:

(A)	the terms of all its contracts have been complied with by it and by the other parties to the contracts in all material respects and there are no circumstances likely to give rise to a default by it or (so far as the Warrantors are aware) by any other party under any such contract;

(B)	all its contracts except those between it and its employees may be assigned by it without the consent of any other person;

(C)	there are no outstanding claims, separately or in the aggregate, of material amounts, against it on the part of customers or other persons in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by it and no such claims are threatened or anticipated and there is no matter or fact in existence in relation to goods or services currently sold or supplied by it which might give rise to any such claim;

(D)	it has no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which it is a party or in relation to which it otherwise purports to have enforceable rights and it has received no notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction; and

(E)	there are no actual or purported contracts which are material to its business and under which it purports to have enforceable rights by virtue only of the Contracts (Rights of Third Parties) Act 1999 (or equivalent legislation in the relevant jurisdiction).

16.3	Agency and distribution agreements

No Group Company is a party to any subsisting agency or distributorship agreement.

17.	Employees

17.1	The definitions in this paragraph apply in this agreement:

“Employee” means any person employed by the Company or any of the Subsidiaries under a contract of employment.

“Worker” means any person who personally performs work for the Company or any of the Subsidiaries but who is not in business on their own account or in a client/customer relationship.

17.2	The Disclosure Letter includes anonymised particulars of each Employee and Worker, and the principal terms of their respective contracts with the Company or any of the Subsidiaries.

17.3	The Disclosure Letter includes anonymised details of all persons who are not Workers and who are providing services to the Company or any of the Subsidiaries under an agreement which is not a contract of employment with the Company or any of the Subsidiaries (including consultants and secondees), and full particulars of the terms on which such persons provide their services.

17.4	The Disclosure Letter includes anonymised details of all Employees and Workers who are on secondment, maternity, paternity, adoption or other leave, or who are absent due to ill-health or for any other reason.

17.5	No notice to terminate the contract of employment of any Employee or Worker is pending, outstanding or threatened, and there are no circumstances likely to give rise to such notice.

17.6	No offer of employment or engagement has been made by the Company or any of the Subsidiaries which is outstanding for acceptance, or which has been accepted but not yet commenced.

17.7	Neither the Company, a Subsidiary, nor any other member of the Seller’s Group is a party to, bound by or proposing to introduce for the benefit of any current or former director of the Company or any of the Subsidiaries, or any Employee or Worker (or any of their respective associates or nominees), any redundancy payment scheme (in addition to statutory redundancy pay) or any incentive scheme or arrangement (including, without limitation, any share option or share award plan, and any commission, profit sharing or bonus scheme).

17.8	Neither the Company nor any of the Subsidiaries has incurred any actual or contingent liability in connection with the termination of the employment of any current or former Employee (including redundancy payments), or for failing to comply with any order for the reinstatement or re-engagement of any current or former Employee.

17.9	Neither the Company nor any Subsidiary has made or agreed to make a payment, or provided or agreed to provide a benefit, to a current or former director or officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

17.10	Neither the Company nor any of the Subsidiaries has offered, promised or agreed to any future variation of the terms of employment or engagement of any Employee or Worker.

17.11	There are no sums owing to or from any current or former Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

17.12	The Disclosure Letter includes copies of all contracts, handbooks, policies and other documents which apply to the Employees and Workers, identifying in each case which applies to which individual.

17.13	Neither the Company nor any of the Subsidiaries has entered into any agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not).

17.14	The Company and each of the Subsidiaries has performed all obligations and duties it is required to perform in respect of the Employees and Workers, whether or not legally binding and whether arising under contract, statute, at common law or in equity or under any treaties or laws of the European Union or otherwise.

18.	Pension Schemes

There are no arrangements under which the Company or any Group Company has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers, Employees or Workers. No proposal or announcement has been made to any Employee, Worker or officer of the Company or any Group Company as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.

19.	Option Plan

19.1	The Option Plan has been validly adopted and operated by the Company in accordance with its terms.

19.2	The Company has granted or prior to First Completion will grant Options under the Option Plan to the Employees and other persons listed on Schedule 14, which sets out next to each name the individual numbers of Shares under Option (the “Employee Options”).

19.3	No tax withholding or payments of social security contributions by the Company or any Group Company will be triggered by the exercise of the Employee Options.

20.	Intellectual Property Rights

20.1	Interpretation

In this Agreement:

“Know-How” means all inventions, improvements, modifications, processes, formulae, models, prototypes and sketches, drawings, plans or specifications or any other matters made, devised, developed or discovered by any Group Company, alone or with one or more others, relating to or otherwise in connection with the Business;

“Licences In” means licences, agreements, authorisations and permissions pursuant to which the Group uses, exploits or holds (or is permitted to use, exploit or hold) any Intellectual Property Rights belonging to any third party; and

“Licences Out” means licences, agreements, authorisations and permissions pursuant to which any Group Company authorises or permits the use of any Intellectual Property Rights belonging to or otherwise held by the Group.

20.2	Details of Intellectual Property Rights

Complete and accurate particulars of all registered Intellectual Property Rights and all material unregistered Intellectual Property Rights owned, used or exploited by the Group (other than Intellectual Property Rights used or exploited by the Group pursuant to Licences In) are set out in Part 1 and Part 2 of Schedule 12 respectively.

20.3	Licences In

Complete and accurate particulars of all registered Intellectual Property Rights and all material unregistered Intellectual Property Rights used or exploited by the Group pursuant to Licences In (in whatever form and whether express or implied) are set out in Parts 3 and 4 of Schedule 12 respectively.

20.4	Licences Out

Complete and accurate particulars of all registered Intellectual Property Rights and all material unregistered Intellectual Property Rights used or exploited by any third party pursuant to Licences Out (in whatever form and whether express or implied) are set out in Parts 5 and 6 of Schedule 12 respectively.

20.5	No other Intellectual Property Rights required

The Group does not require any Intellectual Property Rights other than those set out in Parts 1, 2, 3 and 4 of Schedule 12 in order to carry on the Business.

20.6	Sole owner or applicant

Except in respect of Intellectual Property Rights used, exploited or held by the Group pursuant to the Licences In) as set out in Parts 3 and 4 of Schedule 12, a Group Company is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Part 1 and Part 2 of that Schedule, free from all Encumbrances.

20.7	Valid, subsisting and enforceable

The Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 12 are valid, subsisting and enforceable and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

(A)	all application and renewal fees and other steps required for the prosecution, maintenance or protection of such rights have been paid on time or taken;

(B)	no trade marks, service marks, trade names, or domain names, identical or similar to any such rights, have been registered or are being used by any person in the same, or a similar, business to that of the Group in any country in which any Group Company has registered or is using any of those trade marks, service marks, trade names or domain names;

(C)	all confidential information (including Know-How) has been kept confidential and has not been disclosed to third parties (other than persons who have signed written confidentiality undertakings in respect of such information, details of which have been Disclosed);

(D)	there are no pending or outstanding claims against any Group Company for compensation under the Patents Act 1977 (or equivalent local legislation);

(E)	all moral rights in respect of such Intellectual Property Rights have been waived in favour of the Group; and

(F)	there are and have been no claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

20.8	No omission

Nothing is due to be done within 30 days of Completion the omission of which would jeopardise the prosecution, maintenance or protection of any of the Intellectual Property Rights owned or used by any Group Company which are registered or the subject of an application for registration.

20.9	Applications

So far as the Warrantors are aware, there are no factors that would cause any applications for registration of any Intellectual Property Rights to be unacceptable to any body to which the application is being made.

20.10	Licences In and Licences Out valid etc

The Licences In and Licences Out:

(A)	are valid and binding and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid;

(B)	have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default;

(C)	are not, and have not been, the subject of any claim, dispute or proceeding, pending or threatened;

(D)	have, where required, been duly recorded or registered; and

(E)	none of the Sellers has any reason to believe that there is any cause for any Licence In or Licence Out to come to an end or be restricted, and so far as the Warrantors are aware there is no such cause.

20.11	No infringement etc

No Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 12, and no activities of the Group or of any licensee of Intellectual Property Rights granted in the Licences In and Licences Out:

(A)	have infringed, infringe or are likely to infringe the Intellectual Property Rights of any third party; or

(B)	have constituted, constitute and are likely to constitute any breach of any duty of confidence, passing off or actionable act of unfair competition; or

(C)	have given or give rise to any obligation to pay any royalty, fee compensation or any other sum whatsoever.

20.12	Change of control

No change of control of any Group Company will result in the termination of, or materially affect, any of the Intellectual Property Rights set out in Parts 3 and 4 of Schedule 12.

20.13	Confidential information

In relation to rights in confidential information comprising Intellectual Property Rights:

(A)	all such confidential information is in the lawful possession of the Group;

(B)	no Group Company has disclosed or permitted to be disclosed any such information (other than to the extent necessary in the ordinary course of business or for the purpose of disclosure to its professional advisers) to any person except the Purchaser;

(C)	the Group does not own rights in any confidential information which may be capable of patent protection or which, if disclosed other than subject to conditions of confidentiality, might have a material adverse effect on any business carried on at First Completion by any Group Company;

(D)	no activity of any kind constitutes or is likely to constitute any breach of any duty of confidence owed to any Group Company; and

(E)	no activity of the Group constitutes or is likely to constitute any breach of any duty of confidence owed by any Group Company to any third party.

21.	Information technology and telecommunications

21.1	Interpretation

In this Agreement:

“IT Contracts” means any agreements, licences or other contractual arrangements with third parties relating to the IT Systems or IT Services, including licences of all software, leases of hardware and other procurement of IT Systems or IT Services;

“IT Services” means any services relating to the IT Systems or to any other aspect of the Group’s data processing or other technology requirements, including software development, support or maintenance, consultancy, source code deposit, recovery and network services, facilities management or hardware maintenance; and

“IT Systems” means all computer programs (in both source and object code form), computer hardware and peripherals, telecommunications and network equipment owned, used, leased or licensed in by or to the Group.

21.2	Ownership and control

All IT Systems material to the operation of the Group have been identified in Part 1 of Schedule 13 (Information Technology) and none of the IT Systems is wholly or partly dependent on any facilities or services not under the exclusive ownership and control of the Group.

21.3	Operation

So far as the Warrantors are aware:

(A)	all IT Systems are in good working order, function in accordance with all applicable specifications and have been, and are being, properly and regularly maintained and replaced;

(B)	no part of the IT Systems has materially failed to function or has otherwise interrupted or hindered the operation of the business of any Group Company at any time during the three (3) years prior to the date of this Agreement; and

(C)	all IT Services are being, and have been, provided in accordance with all applicable specifications.

21.4	Access

The Group has full and unrestricted access to, and use of, the IT Systems and no third party agreements or consents are required to enable the Group to continue such access and use following completion of the transactions contemplated by this Agreement.

21.5	Domain names

A Group Company is the registrant and beneficial owner of the domain names specified in Part 2 of Schedule 13 and those domain names do not infringe the Intellectual Property Rights of any third party.

21.6	Websites

All websites operated by any Group Company have been created or developed by the Group or pursuant to IT Contracts that vest the legal and beneficial ownership of all copyright and all other Intellectual Property Rights in such websites in a Group Company and, so far as the Warrantors are aware, the content of the websites does not infringe the Intellectual Property Rights of any third party.

21.7	IT Contracts

The IT Contracts:

(A)	are valid and binding and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid;

(B)	have not been the subject of any breach or default by any party and are not otherwise liable to be adversely affected by the transactions contemplated by this Agreement; and

(C)	are not, and have not been, the subject of any claim, dispute or proceeding, pending or threatened.

21.8	Capacity

So far as the Warrantors are aware:

(A)	it is not necessary to incur any further expenditure on the modification, development, expansion or replacement of the IT Systems other than in the ordinary course of business; and

(B)	the present capacity of the IT Systems is sufficient to satisfy the requirements of the Group during the period ending three (3) years from the date of this Agreement.

21.9	Viruses

So far as the Warrantors are aware, no part of the IT Systems is, or has been, affected by any virus, no person has unauthorised access to the IT Systems and the Group operates a documented procedure to avoid such infections and unauthorised access.

21.10	Security

The Group has implemented appropriate procedures for ensuring the security of the IT Systems and the confidentiality and integrity of all data stored in the IT Systems.

21.11	Disaster recovery

The Group has in place a disaster recovery plan which is fully documented and which is intended to ensure that the Business can continue to operate in the event of a failure of the IT Systems (whether due to natural disaster, power failure or otherwise).

21.12	Euro-compliance

All IT Systems will operate, and all IT Services will be provided, in all respects using, recording, converting and accounting for monetary or currency values denominated in in the same manner as it does for any European currency existing as at the date of this Agreement and in all respects in accordance with any applicable legislation, laws, directives, regulations, directions or rules including the rules on conversion and rounding down set out in Council Regulation 1103/97/EC.

22.	Legislation

No Group Company is in breach of, or has received notice of or is aware of any allegation of breach of, the requirements of any Law that is applicable to it.

22.1	Disclosure

There is no fact or matter which has not been Disclosed which renders any such information untrue, inaccurate or misleading or the disclosure of which might reasonably affect the willingness of a willing purchaser to purchase the Shares on the terms of this Agreement.

22.2	Financial and trading position

The information disclosed to the Purchaser or its representatives or professional advisers by the Sellers and the directors, officers or other officials of each Group Company regarding the current financial and trading position and prospects of any Group Company comprises all information which is material for the reasonable assessment of the financial and trading prospects of that Group Company.

23.	Properties

23.1	In this paragraph 23, “Previously-owned Land and Buildings” means any land and buildings that has or have, at any time before the date of this Agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company or any Group Company, but which are either:

(A)	no longer owned, occupied or used by the Company or any Group Company; or

(B)	owned, occupied or used by the Company or any Group Company but pursuant to a different lease, licence, transfer or conveyance.

23.2	The Premises are the only land and buildings owned, used or occupied by the Company or any Group Company, and neither the Company nor any Group Company has any right of ownership, right to use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right affecting any land and buildings, other than the Premises.

23.3	Neither the Company nor any Group Company has any liability (whether actual or contingent) in respect of Previously-owned Land and Buildings, nor have any of them given any guarantee or indemnity for any liability relating to any of the Premises, any Previously-owned Land and Buildings or any other land and buildings.

23.4	Details of any Premises owned by the Group are set out in Part 1 of Schedule 12 and details of any Premises leased by the Group are set out in Part 2 of Schedule 12. Save as set out in Schedule 12, the Group does not own, lease or license any interest in real estate (including, but not limited to, freehold or leasehold property).

23.5	Save as Disclosed, the Company is not (nor is any Group Company) in breach of any of the arrangements set out in Schedule 12.

Part B: First Completion Warranties:

1.	The Group Companies

1.1	Constitutional documents

Each Group Company has at all times since the date of this Agreement carried on its business and affairs in all respects in accordance with its memorandum of association (where relevant) and its articles of association and all such resolutions and agreements (or equivalent documents in the relevant jurisdiction).

1.2	Statutory books

The statutory books (including all registers and minute books) of each Group Company have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books, and no notice or allegation that any of them is incorrect or should be rectified has been received.

1.3	Statutory returns

Each Group Company has at all times since the date of this Agreement complied with the provisions of all relevant companies legislation and all returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies or to any other authority whatsoever by each Group Company have been correctly and properly prepared and so filed or delivered.

1.4	Share capital of the Company

The Seller is the sole legal and beneficial owner of that number of the First Completion Sale Shares as is set against its name in column 2 of the table in Part A of Schedule 1 and such shares are fully paid or credited as fully paid. There is no Encumbrance on, over or affecting any of the Seller’s First Completion Sale Shares. No claim has been made by any person to be entitled to the benefit of any such Encumbrance.

1.5	Solvency

In relation to each Group Company:

(A)	it is not insolvent as defined by section 123 Insolvency Act 1986 (or equivalent local legislation), has not entered into any scheme of arrangement or voluntary or other arrangement with any of its creditors, nor has it taken any steps to obtain a moratorium as set out in Schedule A1 of that Act (or equivalent local legislation);

(B)	no order has ever been made or petition presented or resolution passed for its winding up and no distress, execution or other process has ever been levied on its assets;

(C)	no administrative or other receiver or manager has been appointed by any person over the whole or any part of its business or assets, nor has any petition been presented or application made for the appointment of an administrator in respect of it; and

(D)	there are no circumstances which would entitle any person to present a petition to wind it up, to appoint an administrator in respect of it or to appoint an administrative or other receiver or manager over the whole or any part of its undertaking or assets.

2.	Connected business

2.1	Subsidiaries

All the shares in the Subsidiaries are in each case held legally and beneficially solely by the relevant Group Company free from all Encumbrances and with all rights attaching to them.

2.2	Connected transactions

No Group Company:

(A)	is or has agreed to become the holder or other owner of any shares, debentures or other securities of any other body corporate (whether incorporated in the United Kingdom or elsewhere) other than the shares in the Subsidiaries listed in Schedule 3 (each of which is fully paid-up);

(B)	has agreed to become a subsidiary of any other body corporate or under the control of any group of bodies corporate or consortium; and

(C)	is or has agreed to become a member of any partnership, joint venture, consortium or other unincorporated association other than a recognised trade association or a party to any agreement or arrangement for sharing commissions or other income.

2.3	Events since the date of the Agreement

Since the date of the Agreement:

(A)	the Company and each of the Subsidiaries has conducted its Business in the normal course and as a going concern;

(B)	there has been no material adverse change in the turnover, financial position or prospects of the Company or any of the Subsidiaries; and

(C)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company or any of the Subsidiaries.

Part C: Second Completion Warranties:

1.	The Seller is the sole legal and beneficial owner of that number of the Second Completion Sale Shares as is set against its name in column 5 of the table in Part A of Schedule 1 and such shares are fully paid or credited as fully paid. There is no Encumbrance on, over or affecting any of the Seller’s Second Completion Sale Shares. No claim has been made by any person to be entitled to the benefit of any such Encumbrance.

Part D: Core Warranties

1.	Power to contract

PTCF has been validly incorporated and is in good standing and has full power to enter into and perform this Agreement (and any other document referred to in it to which PTCF is a party), which constitute (or will when executed constitute) valid, legal and binding obligations on PTCF in accordance with their respective terms. The execution and performance by PTCF of this Agreement and the documents referred to in it will not breach or constitute a default under PTCF’s articles of association (or equivalent constitutional documents), or any agreement, instrument, order, judgment or other restriction which binds PTCF.

2.	Sale Shares

PTCF is the sole legal and beneficial owner of that number of the Sale Shares as is set against its name in columns 2 and 5 of the table in Part A of Schedule 1 (the “PTCF Shares”). The PTCF Shares are fully paid or credited as fully paid and there is no Encumbrance on, over or affecting any of the PTCF Shares. No claim has been made in respect of the PTCF Shares by any person to be entitled to the benefit of any such Encumbrance.

Schedule 8: TAX WARRANTIES

1.	Payments of Tax

1.1.	Each Group Company:

(a)	has duly and punctually paid all Tax which it has become liable to pay;

(b)	has duly deducted, withheld or collected for payment (as appropriate) all Tax due to have been deducted, withheld or collected for payment and has accounted for or paid all such Tax to the relevant Tax Authority; and

(c)	is not, and has not at any time within the last seven years been, liable to pay any interest, penalty or surcharge in respect of any unpaid Tax or as a result of a default in respect of any Tax matter or has otherwise been subject to the operation of any penal provision under any enactment relating to Tax.

2.	Tax returns

All returns, computations, information, accounts and notices which are or have been required to be made or given by each Group Company for any Tax purposes have been made or given both within the requisite periods and on a proper basis and were when made and remain true and accurate and none of them are, or are likely to be, the subject of any enquiry, query or dispute with HMRC or other Tax Authority.

3.	Compliance

Each Group Company has complied at all times with all statutory requirements, regulations, notices, orders, directions and conditions relating to all relevant Taxes, including the terms of any agreement made with HMRC or any other relevant Tax Authority. Each Group Company has obtained, maintained and preserved complete, accurate and up to date records as required for all Tax purposes.

4.	Tax records

Each Group Company has prepared, kept and preserved complete, accurate and up-to-date records both as required by applicable law and to enable it to deliver correct and complete Tax returns (together with all attachments thereto as required by applicable law) and to calculate any present or, so far as possible, future Tax Liability of the Group or any Group Company or the entitlement of the Group or any Group Company to claim any Relief from Tax.

5.	Tax disputes

No Group Company is, nor has it been at any time within the last seven years, involved in any dispute with or investigation, audit or discovery by any Tax Authority or any enquiry into any Tax return and no such dispute, investigation, audit, discovery or enquiry is pending, planned, threatened or likely to arise.

6.	Provisions in Accounts

6.1.	The provisions or reserve for Tax appearing in the Accounts are sufficient (on the basis of the rates of Tax current at the date of this Agreement) to cover all Tax for which each Group Company was at the Accounts Date, or may after that date become, liable to pay or account in respect of any period ended on or before the Accounts Date.

6.2.	Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles including, where relevant, International Accounting Standards and no transfer from or reduction in the deferred tax account or any other reserve in respect of deferred tax has been made by any Group Company.

7.	Position since the Accounts Date

7.1.	In respect of the period starting immediately after the Accounts Date, no Group Company has any liabilities for Tax other than:

(a)	corporation tax payable in respect of normal trading profits;

(b)	income tax payable pursuant to PAYE and national insurance contributions, in each case, payable in respect of amounts that the Group Company is contractually obliged to pay to its employees and directors; and

(c)	VAT on supplies of goods and services made by the Group Company in the ordinary course of its business.

7.2.	No accounting period of any Group Company for corporation tax purposes has ended, and no Group Company has made any distributions for tax purposes since the Accounts Date.

7.3.	No liability to Tax (other than VAT) would arise if any Group Company were to dispose of an asset acquired since the Accounts Date for a consideration equal to that actually given for the acquisition.

8.	Secondary Liabilities

No Group Company is, nor is it likely to become, liable to pay, or make reimbursement or indemnity in respect of, any Tax (or amounts corresponding to Tax) in consequence of the failure by any other person to discharge that Tax within any specified period or otherwise, where that Tax relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or before the date of this Agreement.

9.	Obligation to deduct or withhold Tax

The Disclosure Letter contains full details of any circumstances in which there is or would be an obligation on any Group Company to deduct or withhold tax on repayment of any borrowings which any Group Company has in respect of any premium, interest or other amount comprised in those borrowings and whether there is or would be any obligation on any Group Company to pay an increased sum.

10.	Special Arrangements

No Tax Authority has agreed to operate any special arrangement (being an arrangement not based on a strict and detailed application of the relevant legislation) in relation to the affairs of any Group Company, and no Group Company has taken any action which would or might alter, prejudice or in any way disturb any arrangement or agreement which it has negotiated with any Tax Authority nor will any transaction carried out pursuant to this Agreement have such an effect.

11.	Corporation Tax Instalments

No Group Company is liable to pay corporation tax in accordance with the provisions of the Corporation Tax (Instalment Payments) Regulations 1998.

12.	Claims and disclaimers

Each Group Company has duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts. No such claim, disclaimer or election is likely to be disputed or withdrawn.

13.	Clearances and consents

All clearances and consents obtained by each Group Company from any Tax Authority have been fully disclosed in the Disclosure Letter and were based on full and accurate disclosure of all the facts and circumstances material to the decision of the Tax Authority. Each Group Company has complied in all respects with any conditions to which any such consents or clearances are subject and has not taken any action which might alter, prejudice or in any way disturb any such consent or clearance nor will anything done pursuant to this Agreement have such an effect.

14.	Close Companies

14.1.	No Group Company is, or has ever been, a close investment-holding company as defined in section 34 of the CTA 2010.

14.2.	No Group Company has been treated as making a distribution within section 1064 CTA 2010 (payments, etc. to participators and associates).

14.3.	No loan or advance or debt within sections 455 and 459 CTA 2010 (loans to participators etc.) or section 460 CTA 2010 (loans treated as made by controlled company) has been (or treated as having been) incurred, made or agreed to be made by any Group Company, and no Group Company has since the Accounts Date released or written off the whole or part of the debt in respect of any such loan or advance.

15.	Inheritance Tax

No Group Company is liable, and there are no circumstances in existence as a result of which any Group Company may become liable, to be assessed to inheritance tax or any other Taxation as donor or donee of any gift, or transferor or transferee of value and there are no other circumstances by reason of which any liability in respect of inheritance tax has arisen or could arise for any Group Company or any charge in relation to unpaid inheritance tax has arisen or could arise in respect of the assets of any Group Company or the Sale Shares.

16.	Residence and presence

16.1.	Each Group Company is and always has been resident for all Tax purposes only in the jurisdiction which it was formed.

16.2.	The Group and each Group Company is not liable to and has at no time incurred any liability to Tax in any jurisdiction, other than the jurisdiction in which it was formed including (but not limited to) by virtue of having a permanent establishment for Tax purposes or having a source of income in any other jurisdiction, other than the jurisdiction in which it was formed.

16.3.	No Tax clearance or consent is or could be required as a result of entering into this Agreement.

17.	Employment related securities

17.1.	In relation to all employment related securities (as defined in section 4218(8) ITEPA) in relation to which any Group Company is, has been or will be the employer (as defined in section 4218(8) ITEPA) which have been acquired by any person since 15 April 2003, each relevant employee has entered into an election pursuant to section 431(1) ITEPA in the form approved by HMRC within 14 days of the acquisition of the employment-related securities (by him or any other person) and in relation to all securities options, such an election is required to be entered into by the relevant employee as a condition of exercise of the option.

17.2.	Neither any Group Company nor any employee benefit trust or other third party has made, or agreed to make, any payment to, or provided or agreed to provide any benefit for, any director or former director, officer or employee (or associate of any of the foregoing) of any Group Company, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of any Group Company for Taxation purposes.

17.3.	There are no trusts or other arrangements in place, whether funded or established by any Group Company or of which the Sellers are aware, under which any employees or former employees of a Group Company or any persons associated with such employees or former employees can obtain a benefit in any form.

17.4.	There is no arrangement, formal or informal:

(a)	between the Sellers to redistribute (or which has the effect of redistributing) the consideration payable under the Agreement; or

(b)	for any payment to be made to, or for any benefit to be received by, any current, former or prospective employee or office holder in connection with this Agreement or the transactions contemplated by this Agreement.

17.5.	No part of the Consideration will be treated as employment income, whether as employment income of any Seller or any other person.

17.6.	No person has acquired a right to acquire shares or securities, or has acquired any shares or securities, which in either case may give rise to a liability in respect of income tax or national insurance contributions (or similar or equivalent Taxes in other jurisdictions) on any Group Company upon the exercise of that right or upon the acquisition or disposal of those shares or securities.

18.	Employer’s national insurance elections

No Group Company has entered into any joint elections under paragraph 3B of Schedule 1 of the Social Security and Benefits Act 1992 to transfer liability for employer’s secondary contributions to the employee.

19.	Disallowable expenditure

No amount of an income nature which has been paid or is payable by a Group Company or which it is under an obligation entered into before Completion to pay is or will be wholly or partly disallowable as a deduction, charge on income or otherwise in computing its liability to Tax.

20.	R&D relief

The Disclosure Letter sets out full details of all claims by each Group Company for research and development relief or for a research and development tax credit under or within the meaning of Part 13 CTA 2009. All such claims have been duly made on a proper basis within applicable time limits, and a Tax Authority have not disputed or challenged and, so far as the Warrantors are aware, are not likely to dispute or challenge the relevant Group Company’s entitlement to make any such claim and/or the amount of any such claim. Any expenditure by a Group Company which has been included in such a claim or to which such a claim relates qualifies for relief under one or more of Chapters 2 to 4 of Part 13 CTA 2009.

21.	Capital Allowances

All capital expenditure incurred or to be incurred by a Group Company prior to Completion has qualified and continues to qualify for capital allowances and full disclosure has been made in the Disclosure Letter of all allowances made to each Group Company and the book value of each of the assets of each Group Company in or adopted for the purposes of the Accounts does not exceed the written down value of such asset for the purposes of the CAA or where the assets form a pool for the purposes of the CAA does not exceed the pool of qualifying expenditure.

22.	Chargeable gains

The expenditure allowable as a deduction for the purposes of the computation of any chargeable gain or allowable loss attributable to any asset of a Group Company for the purposes of corporation tax on chargeable gains is (ignoring indexation) not less than the value of that asset as shown in the Accounts.

23.	Claims and elections

The Disclosure Letter contains full particulars of all claims and elections made (or assumed to be made) under any of the following provisions in respect of any asset held by a Group Company:

(a)	section 23 TCGA (compensation and insurance monies);

(b)	section 152 to 162 (inclusive) TCGA (replacement of business assets);

(c)	section 165 of TCGA (gifts of business assets);

(d)	section 175 TCGA (replacement of business assets by group member); and

(e)	section 247 and 248 TCGA (compulsory acquisitions).

24.	Degrouping charges

Neither the signing of this Agreement nor the sale of the Sale Shares to the Purchaser nor any other event since the Accounts Date will result in any profit or gain being deemed to accrue to a Group Company for Tax purposes, whether pursuant to section 179 TCGA, section 780 CTA 2009 (Degrouping) or otherwise and no Group Company owns any assets in respect of which any such liability may arise in the future.

25.	Groups

No Group Company is or ever has been a member of a group of companies for any Tax purposes, including for the purposes of section 170 TCGA (groups of companies), Part 5 CTA 2010 (Group Relief) and section 43 VATA (VAT).

26.	Group relief

No Group Company has made any election or claim or given any consents under or entered into any agreements or arrangements relating to Part 5 CTA 2010 (group relief) or section 963 CTA 2010 (surrender of tax refunds within group) respectively.

27.	Transfer pricing

27.1.	As far as the Sellers are aware, all transactions and arrangements made by each Group Company have been made on arm’s length terms.

27.2.	No transactions or arrangements involving a Group Company have taken place or are in existence to which the provisions of Part 4 of the Taxation (International and Other Provisions) Act 2010 (Transfer Pricing) or equivalent legislation or legal principles in any other jurisdiction have been or could be applied. No Group Company is nor has it been involved in any correspondence, enquiry or dispute in any jurisdiction concerning the adjustment of profits of associated enterprises for taxation purposes.

28.	Loan Relationships

All interest, discounts and premiums payable by each Group Company in respect of its loan relationships within the meaning of Chapter 2 Part 5 CTA 2009 (Loan Relationships) are capable of being brought into account by the relevant Group Company as a debit for the purposes of that Chapter and to the extent that they are from time to time recognized in that Group Company’s accounts (assuming that the accounting policies and methods adopted for the purpose of the Accounts continue to be so adopted).

29.	Stamp Duty

All documents in the possession of a Group Company or to the production of which it is entitled and which attract stamp or transfer duty in the United Kingdom or elsewhere have been properly stamped. No Group Company owns any interest in UK land or buildings which is evidenced by an uncompleted contract.

30.	Stamp Taxes – groups

No Group Company has made any claim for relief or exemption under section 42 Finance Act 1930, section 76 Finance Act 1986, section 151 Finance Act 1995 or Schedule 7 Finance Act 2003 in respect of any interest in UK land or buildings which was transferred or granted to it at any time within the last six years.

31.	Stamp Duty Land Tax

The Disclosure Letter contains full details of any applications made by any Group Company to defer payment of any stamp duty land tax and any circumstances where any consideration paid is contingent, uncertain or unascertained within the meaning of section 51 FA 2003 in circumstances which could result in any Group Company becoming liable to stamp duty land tax (or further stamp duty land tax) in the future.

32.	Tax avoidance

32.1.	No Group Company has been involved in or a party to any scheme, arrangement, transaction or series of transactions either (i) the main purpose, or one of the main purposes of which was or might be held to have been the avoidance, deferral or reduction of Taxation on the part of any Group Company; (ii) that produced a loss for Tax purposes with no corresponding commercial loss, or (iii) containing one or more steps which have no commercial purpose other than avoiding, deferring or saving Tax or obtaining a Tax advantage on the part of any Group Company.

32.2.	No Group Company has entered into or been a party to any transactions or series of transactions which, or any part of which, may for any tax purposes need to be specifically disclosed to a Tax Authority other than as part of routine periodic compliance or which is at risk or being disregarded, recharacterised or reconstructed by reason of any motive to avoid, reduce or delay possible liability to Tax. For the avoidance of doubt, this includes transactions, schemes or arrangements which either were notifiable arrangements for the purposes of Part 7 Finance Act 2004 (Disclosure of tax avoidance schemes) or was a notifiable scheme for the purposes of Schedule 11A VATA 1994 (Disclosure of avoidance schemes).

33.	Intangible fixed assets

33.1.	No debits or credits would arise for any Group Company under Part 8 CTA 2009 (intangible fixed assets) if any intangible fixed assets of any Group Company was disposed of for a consideration equal to the book value shown in or adopted for the purpose of the Accounts.

33.2.	No Group Company holds or has held any right to which Part 8A of CTA 2010 applies or an exclusive licence in respect of such right within section 357BA of CTA 2010.

34.	VAT

34.1.	Each Group Company is a taxable person registered for the purposes of VAT and its registration is not subject to any conditions imposed by or agreed with HMRC or any other relevant Tax Authority and each Group Company has complied in all respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT.

34.2.	No Group Company

(a)	has agreed any special method of attributing, accounting or otherwise in relation to VAT with HMRC or any other relevant Tax Authority;

(b)	owns any capital items which are subject to Part XV of the Value Added Tax (General) Regulations 1995; and

(c)	owns any land or buildings (including any interest in or right over any land or buildings) in respect of which it or a relevant associate (within the meaning of paragraph 3 of Schedule 10 to VATA) (land and buildings) of it has exercised an option to tax pursuant to paragraph 2 Schedule 10 VATA.

35.	Non UK Taxes

Paragraphs 1 to 34 above shall apply with adaptation if necessary in relation to Tax outside the United Kingdom and accordingly any reference in those paragraphs to any form of Tax or Relief or any statutory provision relating to Tax in the United Kingdom shall be deemed to include a reference to the equivalent or substantially equivalent form of Tax or Relief or statutory provision relating to Tax in any other relevant taxing jurisdiction.

Schedule 9: LIMITATION OF SELLERS’ LIABILITY

1.	Interpretation

1.1	In this Schedule where the context admits:

“Purchaser’s Group Undertaking” means any of the Purchaser, its subsidiary undertakings and parent undertakings and the subsidiary undertakings of any such parent undertakings (including, for the avoidance of doubt, each Group Company).

“Relevant Claim” means any claim in connection with any of the Warranties;

2.	Financial limits

2.1	Aggregate limit

The aggregate liability of the Sellers in respect of this Agreement and all claims relating thereto shall be limited to an amount equal to the Price as finally determined in accordance with clauses 4.2, 4.3 and Schedule 10 of this Agreement.

2.2	Individual limit

The individual liability of each Seller in respect of this Agreement and all claims relating thereto (save for claims arising under clause 18.13) shall be limited to fifty per cent. (50%) of such proportion of the Price that is received by it (as finally determined in accordance with clauses 4.2, 4.3 and Schedule 10 of this Agreement).

2.3	Thresholds

The Warrantors shall not be liable in respect of a Relevant Claim unless:

(A)	the liability of the Warrantors in respect of that Relevant Claim (ignoring any liability for costs, expenses and interest) exceeds €15,000; and

(B)	the aggregate liability of the Warrantors in respect of all Relevant Claims (excluding any for which liability is excluded by paragraph 2.2(A)) exceeds €150,000 in which case the Warrantors shall be liable for the full amount of the Relevant Claim and not the excess over €150,000.

3.	Time limits

3.1	Notice to Warrantors

The Warrantors shall have no liability in respect of any Relevant Claim unless the Purchaser shall have given notice in writing to the Warrantors of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof (detailing the Purchaser’s calculation of the loss thereby alleged to have been suffered by it), such notice to be given within 30 days after the Purchaser becomes aware of the claim and in any event not later than:

(A)	the date that is five (5) years after the date of this Agreement, in the case of a Relevant Claim in respect of any of the Tax Warranties; or

(B)	the date 18 months after the date of this Agreement in in respect of any Relevant Claim in respect of the Warranties (other than the Tax Warranties, the First Completion Warranties or the Second Completion Warranties); or

(C)	the date that is 18 months after the date of First Completion in the case of a Relevant Claim in respect of the First Completion Warranties; or

(D)	the date that is 18 months after the date of Second Completion in the case of a Relevant Claim in respect of the Second Completion Warranties.

3.2	Commencement of proceedings

All and any liability of the Warrantors in respect of any Relevant Claim notified to it in accordance with paragraph 3.1 shall (if such Relevant Claim has not previously been satisfied, settled or withdrawn) be extinguished on the expiry of six months from the date of such notification of the Relevant Claim unless the Purchaser shall within such period have issued and validly served on the Warrantors proceedings in respect of such Relevant Claim.

4.	Matters Disclosed

Other than as set out in clause 14.1, the Warrantors shall not be liable for a Relevant Claim to the extent that the Relevant Claim:

(A)	relates to matters Disclosed; or

(B)	relates to any matter specifically and fully provided for in the Accounts.

5.	No duplication of recovery

5.1	Loss otherwise compensated

The Warrantors shall not be liable in respect of any Relevant Claim to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to the Purchaser or the relevant Purchaser’s Group Undertaking.

5.2	No double recovery

The Purchaser shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

Schedule 10: COMPLETION ACCOUNTS

1.	Interpretation

In this Schedule where the context admits:

“2016 Revenue” means the Net Revenue of the Group (calculated on a consolidated basis) for the period from and including 1 January 2016 to and including 31 December 2016 inclusive as shown in line item 1 on the First Completion Accounts;

“2017 Revenue” means the Net Revenue of the Group (calculated on a consolidated basis) for the period from and including 1 July 2016 to and including 30 June 2017 inclusive as shown in line item 1 on the Second Completion Accounts;

“Company’s Accountant” means Messrs. Papakyriacou & Partners Ltd, Chartered Certified Accountants of 28 Sofouli Street, Chanteclair Building Office 406-407, 1096 Nicosia Cyprus;

“Expert” means an independent chartered or chartered certified accountant (“ACA” or “ACCA”) appointed in accordance with paragraph 2.6 of this Schedule 10 to resolve any dispute arising in the preparation of the First Completion Accounts or the Second Completion Accounts;

“First Completion Accounts” means the Group’s consolidated profit and loss account for the period 1 January 2016 to 31 December 2016 and the Group’s consolidated balance sheet as at 31 December 2016;

“Net Indebtedness” is calculated as the sum of the below items (i)-(vii) at the measurement date(s) less cash on hand at that date:

(i)	any outstanding loans including accrued interest and penalties from the Sellers or their Affiliates (or the beneficial owners of the Sellers);

(ii)	any outstanding loans including accrued interest and penalties from banks or any other party (excluding trade payables and accrued expenses incurred in the ordinary course) which have not had any of the following assigned against them:

i.	accounts receivable

ii.	postdated cheques

iii.	claims for subsidies

iv.	proceeds from executed customer sales contracts

(iii)	Shortfall on debtor backed loans calculated on a loan by loan basis as:

Loan balance at measurement date (including accrued interest, fees and penalties)	X
Less:
Assigned accounts receivable balances under 120 days old	(X	)
Add:
Assigned amounts owing from debtors who:
Are under any form of insolvency proceeding	X
Have valid disputes against the receivables balance	X
Amount to include in Net Indebtedness	X

(iv)	Shortfall on postdated cheque backed loans calculated on a loan by loan basis as:

Loan balance at measurement date (including accrued interest, fees and penalties)	X
Less:
Value of post-dated cheques received and assigned against the loans	(X	)
Add:
Value of post-dated cheques which have been presented for payment but returned unpaid	X
Amount to include in Net Indebtedness	X

(v)	Shortfall on contracts backed loans calculated on a loan by loan basis as:

Loan balance at measurement date (including accrued interest, fees and penalties)	X
Less:
the value of any assigned to the bank invoices issued, but not yet paid which are under 90 days old	(X	)
Add:
Assigned invoices issued, but not yet paid to customers which:
Are under any form of insolvency proceeding	X
Have valid disputes against the invoiced amount	X
Amount to include in Net Indebtedness	X

(vi)	Shortfall on subsidy backed loans calculated on a loan by loan basis as:

Loan balance at measurement date (including accrued interest, fees and penalties)	X
Less:
Expected recovery from subsidies assigned to each loan (determined by totaling the amount of submitted, approved or calculated claims for subsidies determined in line with the relevant guidelines from the body providing the subsidy)	(X)
At Second Completion only
Less: Any additional shortfall in subsidy recovery over and above the amount calculated at First Completion which has become apparent at the Second Completion Date	(X	)
Add: Any recovery or any mutually agreed notification of assurance of recovery of the anticipated subsidy shortfall calculated at First Completion by the time of the Second Completion Date	X

Amount to include in Net Indebtedness	X

(vii)	the value of any bank guarantees which have been called but not repaid;

“Net Revenue” means all income raised during the accounting period, net of any price rebates and credit notes, which is invoiced to clients of the Group excluding intergroup income); and

“Second Completion Accounts” means the Group’s consolidated profit and loss account for the period 1 July 2016 to 30 June 2017 and the Group’s consolidated balance sheet as at 30 June 2017.

2.	Preparation of Completion Accounts

2.1	Preparation and submission of draft Completion Accounts

(A)	The Sellers shall procure the completion of the draft First Completion Accounts by the Company’s Accountants within 45 Business Days of 31 December 2016 and promptly after such time shall submit them to the Purchaser to show the calculation of the First Price by reference to the financial position of the Group as at the close of business at the First Completion Date.

(B)	The Purchaser shall procure the completion of the draft Second Completion Accounts by the Company’s Accountant within 45 Business Days of 30 June 2017 and promptly after such time shall submit them to the Sellers to show the calculation of the Second Price by reference to the financial position of the Group as at the close of business at the Second Completion Date.

(C)	The draft First Completion Accounts shall consist of a consolidated profit and loss account for the Group and a consolidated balance sheet for the Group in respect of the period from and including 1 January 2016 to and including 31 December 2016 inclusive and shall be prepared in accordance with the principles set out in this Schedule 10.

(D)	The draft Second Completion Accounts shall consist of a consolidated profit and loss account for the Group and a consolidated balance sheet for the Group in respect of the period from and including 1 July 2016 to and including 30 June 2017 inclusive and shall be prepared in accordance with the principles set out in this Schedule 10.

(E)	The Parties shall pay their own respective costs in connection with the preparation of the First Completion Accounts or the Second Completion Accounts (as the case may be).

2.2	Review of draft Completion Accounts

Within 10 Business Days starting on the day after receipt of the Purchaser of the draft First Completion Accounts or the Sellers of the draft Second Completion Accounts (as the case may be) the Purchaser or the Sellers (as the case may be) shall notify the Purchaser or the Sellers (as the case may be) whether or not the Purchaser or Sellers (as the case may be) agree the form and content of the draft First Completion Accounts or draft Second Completion Accounts (as the case may be) and if they do not agree with it, such notification shall be an “Objection Notice”. The Objection Notice shall specify (1) the item or items disputed; (2) the Purchaser or the Sellers’ (as the case may be) reasons; and (3) how the draft First Completion Accounts or Second Completion Accounts (as the case may be) and the First Consideration or Second Consideration (as the case may be) should be adjusted.

2.3	Provision of information

In order to enable the Purchaser to review the draft First Completion Accounts and the Sellers to review the Second Completion Accounts (as the case may be), the Purchaser or the Sellers (as the case may be) shall procure that there is made available to the Sellers or the Purchaser (as the case may be) all the books of account and records relating to each Group Company in its possession or under its control together with any working papers relating to the preparation of the draft First Completion Accounts or Second Completion Accounts (as the case may be) and the Purchaser or the Sellers (as the case may be) shall provide to the other party such further information as is reasonably required by them to enable them to review the draft First Completion Accounts or Second Completion Accounts (as the case may be).

2.4	Circumstances in which draft Completion Accounts become binding

If the Purchaser shall notify the Sellers of its agreement of the draft First Completion Accounts or the Sellers shall notify the Purchaser of their agreement of the draft Second Completion Accounts or, in either case, shall take no action either to notify such agreement or to serve an Objection Notice within the period of 10 Business Days referred to in paragraph 2.2 of this Schedule or, following the service of an Objection Notice, the Seller and the Purchaser shall agree the draft First Completion Accounts or Second Completion Accounts (as the case may be) with or without amendment the same shall become binding upon the parties in its original or amended form (as the case requires) and shall then constitute the final First Completion Accounts or Second Completion Accounts (as the case may be) for the purposes of this Agreement and the First Price or the Second Price stated therein shall be the final First Price or Second Price (as the case may be).

2.5	Resolution of disputes

If the Purchaser or the Sellers shall within the period of 10 Business Days referred to in paragraph 2.2 serve an Objection Notice, the Sellers and the Purchaser shall endeavour to agree the draft First Completion Accounts or Second Completion Accounts (as the case may be). Neither the Sellers nor the Purchaser shall be entitled to propose any adjustments to the draft First Completion Accounts or Second Completion Accounts (as the case may be) except (i) in the case of the Sellers an adjustment relating to any asset or liability referred to in their Objection Notice and (ii), in the case of either of them, an adjustment by way of a counter proposal to an adjustment proposed by the other of them, being in each case a revision of an adjustment relating to an asset or liability referred to in the Objection Notice. If the Sellers and the Purchaser shall fail to agree the draft First Completion Accounts or Second Completion Accounts (as the case may be) within 10 Business Days of the service of the Objection Notice either the Sellers or the Purchaser may refer the dispute (or such part of it which has not been resolved by agreement as aforesaid) to an expert independent firm of chartered accountants or chartered certified accountants as is mutually agreed between the Sellers and the Purchaser. Should they fail to reach such agreement within 10 Business Days as to the appointment of the independent firm to act as an expert then either the Sellers or the Purchaser may refer the dispute to the Institute of Chartered Accountants in England and Wales or to the Association of Chartered Certified Accountants, who will appoimt an independent member firm to act as an expert on the dispute.

2.6	Expert resolution

The Expert shall decide the dispute as experts and not as arbitrators and their decision shall be final and binding upon the Sellers and the Purchaser except in the case of manifest error.

2.7	Terms of Reference of the Expert

The Expert shall act on the following basis and the Sellers and the Purchaser shall ensure that the terms of engagement of the Expert shall conform with such basis and shall otherwise be on such terms as they shall agree or in default may be determined by the Experts:

(A)	their terms of reference will be only to determine the dispute between the Sellers and the Purchaser referred to them under paragraph 2.5 which may include any dispute concerning the interpretation of this Agreement which may affect the content of the First Completion Accounts or Second Completion Accounts (as the case may be) or any dispute as to the jurisdiction of the Experts to decide the dispute or the content or interpretation of their terms of reference;

(B)	the Sellers and the Purchaser shall each provide the Expert with all information relating to each Group Company which is in their possession or under their control which the Experts shall reasonably require;

(C)	the fees and expenses of the Expert (including the fees and expenses of any professional advisers engaged under paragraph 2.7(E) of this Schedule) shall be borne by the Sellers and the Purchaser in equal shares or otherwise as the Experts may determine;

(D)	the Expert shall determine their own procedure but shall;

(1)	give the Sellers and the Purchaser a reasonable opportunity to make written and oral representations to them;

(2)	require that the Sellers and the Purchaser shall supply each other with copies of their written representations at the same time as they are submitted to the Experts; and

(3)	permit the Sellers and the Purchaser to be present when the other of them is making oral submissions to the Experts and to make oral submissions in reply;

(E)	the Experts may, if they reasonably consider this necessary to reach their determination, instruct valuers, solicitors and other professional advisers;

(F)	the Experts shall make their determination as soon as is reasonably practicable and shall be requested to do so not later than 20 Business Days after the dispute is referred to them subject to their having received from the Sellers and the Purchaser all information referred to in paragraph 2.7(B); and

(G)	the Experts shall make their determination in writing and there shall be attached to the same a list of all adjustments to be made to the draft First Completion Accounts or Second Completion Accounts (as the case may be) in order that the same shall comply with their determination and the draft Completion Accounts as so adjusted shall become final and the First Price or Second Price stated therein shall become the final First Price or Second Price (as the case may be).

3.	Accounting practices

3.1	Accounting policies

All items included in the First Completion Accounts or Second Completion Accounts (as the case may be) shall be calculated and/or presented in accordance with International Financial Reporting Standards (IFRS).

3.2	Form of Completion Accounts

The First Completion Accounts or Second Completion Accounts (as the case may be) shall take the form of the worked example set out in the annex to this Schedule 10.

3.3	True and fair view

The First Completion or Second Completion Accounts (as the case may be) shall show a true and fair view of the state of affairs of the Group at the close of business on the date of First Completion or Second Completion (as the case may be) and of the revenue of the Group for the periods set out in paragraphs 2.1(B) and 2.1(D).

3.4	Changes to accounting policies

In the case of changes to IFRS, the accounting policies and treatment of particular items included in the First Completion Accounts shall be the same as the accounting policies applied in preparation of the Accounts, as prepared under IFRS.

ANNEX

Form of Completion Accounts

Form of Consolidated Profit and Loss Account:

Form of Consolidated Balance Sheet:

Schedule 11: PARTICULARS OF PREMISES

PART 1

Freehold Premises with the registered titles

None

PART 2

Leases

Demised Premises	Registered Proprietor/Present Tenant	Title Number	Date of and Parties to Lease	Term	Current Principal Yearly Rent	Current Use	Details of any Sub-tenancy to which the Premises is subject or any agreement for such Sub-tenancy
692,70 sq.m. at Sorou 12, 2nd floor, Maroussi, with 14 parking spaces at the basement	“SOSOROS S.A. REAL ESTATE COMPANY” Former “SOROU ESTATE S.A.”	—	30/10/2006	Indefinite Contract	Last modification 15/07/2013: €7.000,00 per month / €84.000,00 per year	Main Office Inaccess Networks S.A.	06/06/2012 between “Inaccess Networks S.A.” and “Arielstar Limited”, 10 sq. m., 06/06/2012-05/06/2015, €80 per month / €960 per year, Office, Renewable
Full furnished House at 48 Flanders Mansions, Chiswick, London	CATHERINE TELTSCHER	—	27/05/2014	27/05/2014 – 26/05/2017	£2.058.33 per month (€2.613,09) / £24.699,96 per year (€31.357,06) Exchange Rate (0,7877 – 17/06/2016)	Private residence used by company’s UK employees and executives	—
127 sq.m. at Sorou 12, 4th floor, Maroussi, with 3 parking spaces (2 at basement and 1 at ground floor)	“SOSOROS S.A. REAL ESTATE COMPANY”	—	10/10/2013	01/07/2013 – 30/06/2025	€1.500,00 per month / €18.000,00 per year	Office Spaces	—

Full furnished 4-Bedroom House at Chrisosotiros Str., House no 20, Kato Polemidia in Limassol	LOUKIA KYRIAKOU	—	02/06/2014	05/06/2014 – 04/06/2015 Renewable	€ 800,00 per month / €9.600,00 per year	Accommodation for Cyprus employee’s (CYTA Contract)	—
285,8 sq.m. at Vosporou & Ierou Lohou, Maroussi, of which: Ground floor 132.42 sq. (single area and warehouse) and Mezzanine 119,84 sp.m. (office space, w/c and kitchen)	IOANNIS TSIVOS	—	28/02/2012	1/03/2012 – 28/02/2017	€ 720,00 per month / €8.640,00 per year	Office, Warehouse, material assembly space	—
Inaccess Holdings Limited at Leytonstone House, 3 Hanbury Drive, London E11 1GA, United Kingdom	BARNES ROFFE LLP OFFICES	—	17/07/2015	Yearly Renewable	€400,00 per year payable by Agreement through Flexsys Trust Company Ltd (Engagement for Non-Attest Services dated 17/07/2015)	Registered Seat of Company Inaccess Hondings LTD	—

Standard Virtual Office, Business Centre at 88 Wood Street 10th, 11th and 14th floors London EC2V 7RS United Kingdom	REGUS MANAGEMENT GROUP LLC	—	01/12/2012	Yearly Renewable	£93,00 per month (€118,06) / £1.116,00 per year (€1.416,78) Exchange Rate (0,78770 – 17/06/2016)	Virtual Office	—
Standard Virtual Office, Business Centre at Piazzale Biancamano 8, Milan 20121 Italy	REGUS MANAGEMENT GROUP LLC	—	01/12/2012	Yearly Renewable	€160,00 per month / €1.920,00 per year	Virtual Office	—
Virtual Office, Business Centre at 9/F, Eco City, 1788 Nanjing West Road, Jing’an District, Shanghai 200040 China	REGUS MANAGEMENT GROUP LLC	—	01/12/2012	Yearly Renewable	CNY 915,00 per month (€123,36) / CNY 10.980,00 per year (€1.480,36) Exchange Rate (7,4171 – 17/06/2016)	Virtual Office	—
Virtual Office, Business Centre at Shinagaw a East One Tower 4F 2-16-1 Konan Minato-ku Tokyo 108-0075 Japan	REGUS MANAGEMENT GROUP LLC	—	01/12/2012	Yearly Renewable	Y13.980,00 per month (€119,14) / Y167.760,00 per year (€1.429,70) Exchange Rate (117,34 – 17/06/2016)	Virtual Office	—
Virtual Office Business Center at 2880 Zanker Road Suite 203 San Jose California 95134 USA	REGUS MANAGEMENT GROUP LLC	—	01/04/2015	Yearly Renewable	$99,00 per month (€87,97) / $1.188,00 per year (€1.055,62) Exchange Rate (1,1254 – 17/06/2016)	Virtual Office	—
Virtual Office, Business Centre at Level 12, Tower C Building 8, DLF City Phase II Gurgaon 122002 India	REGUS MANAGEMENT GROUP LLC	—	01/11/2012	Yearly Renewable	INR 3.752,00 per month (€49,70) / INR 45.024,00 per year (€596,36) Exchange Rate (75,4975 – 17/06/2016)	Virtual Office	—

Schedule 12: INTELLECTUAL PROPERTY

Part 1: Registered Intellectual Property Rights

–	The following patents:

Office / Type	Filing Date	Application No.	Publication Date	Publication No.	Title
ΟΒΙ-GR, patent	23/07/2008	20060100281	10/05/2006	1005579	ELECTRONIC DEVICE FOR THE REPRODUCTION OF DTMF TONE SEQUENCES - POTENTIAL REPROGRAMMING OF SAID DEVICE AND USE THEREOF AS A MULTI-PURPOSE ELECTRONIC CARD
ΟΒΙ-GR, patent	10/05/2006	20080100488	23/07/2008	1007151	DEVICE OF VOICE PROCESSING AND PACKETIZATION FOR VOICE TRANSMISSION TELEPHONY SERVICES OVER INTERNET PROTOCOL
EPO, patent	02/08/2007	07386019.9	04/02/2009	EP2020810	Signal generation device for use in a telephony network
USPTO, non-provisional utility patent	15/03/2012	13/840,025	08/03/2016	US 9,281,890 B2	SYSTEM AND METHOD FOR CONVEYING AERONAUTICAL RADIO VOICE AND SIGNALING OVER A SATELLITE IP NETWORK

Part 2: Unregistered Intellectual Property Rights

End to End platforms:

–	Insolar for remote central management of solar PV plants

–	Insite: for remote central management of fleets of buildings

Embedded Operating Platform and Operating System:

–	Such platforms utilize remote site controllers based on the company’s TELOS embedded Operating Platform, or other 3rd party controllers / dataloggers as needed by client, in an increasing compatibility list.

Hardware Controllers:

–	Such remote site controllers can be implemented either on the Company’s own hardware series (RSC series) which are designed inhouse and manufactured under contract at external subcontracted facilities and use the company’s embedded Embian Operating System (Embian), or they can be used on standardized hardware of industrial PC architecture that use standardized embedded operating system (Debian, Centos). Such controllers are delivered in various configurations (panel enclosures) depending on the actual field application.

Standards-based Controller Operation under SCADA platforms:

–	Apart from the proprietary end to end platforms, Inaccess controllers can also be used under well know standard-based SCADA platforms; In Solar applications, several projects are delivered with Inductive Automation’s Ignition platform; In Site Management applications, several projects are delivered with the Iconics / Genesis platform. Over time, the end to end platforms (Insolar, Insite) have or are adding SCADA features themselves, which make the use of dedicated Ignition or Genesis platforms optional.

3rd party software:

–	For the development and extension of its end-to-end platforms, as well as for dedicated SCADA-based applications, various 3rd party licenses have been used for implementing or porting certain building blocks including among others: industrial protocols (such as OPC server, OPC driver, DNP3 and IEC61850 stacks, used either in the controllers or in the server side portals, as well as protocol converter software such as Modbus to IEC60870 and Modbus to DNP3 converters), graphing / charting libraries like HighCharts used in its portal offerings, as well as other elements of similar or smaller scale. Similarly, the company uses added value blocks of platforms like Pentaho and MA CMMS for its BI (Business Intelligence) and O&M / Ticket management offerings.

–	In such cases, the company has taken the necessary appropriate steps for commercial agreements or licensing agreements wherever required, or for proper treatment of the respective open source licenses, wherever required.

–	However, across all platforms, value-added blocks pertaining to configuration, provisioning, manageability, algorithmic calculations, visualization, control and automation have been conceived, designd and developed by full time employees or inhouse (or external) contractors, for whom related contracts are in place.

Part 3: Registered Intellectual Property Rights (In licensed)

None

Part 4: Unregistered Intellectual Property Rights (In licensed)

–	As described in Part 2, various licenses on an as-needed basis for a number of protocols and software blocks, most of them in the range of 5,000$ - 10,000$ are in place; In addition, licensing / reseller agreements for Pentaho BI platform and MA CMMS Cloud platform respectively; In addition, reselling of Iconics Genesis and Inductive Automation’s Ignition SCADA software.

Part 5: Registered Intellectual Property Rights (Out licensed)

None

Part 6: Unregistered Intellectual Property Rights (In licensed)

–	As described in Part 4, Pentaho BI platform and MA CMMS Cloud platform respectively; In addition, reselling of Iconics Genesis and Inductive Automation’s Ignition SCADA software.

Schedule 13: INFORMATION TECHNOLOGY

Part 1: IT Systems material to the operation of the Group

–	Servers on the Cloud or Data Centers:

Amazon Cloud (Europe, US), Google Cloud (Europe, US), Colt (Milan, Italy) and OTENET (Athens, Greece) Data centers, for Storage and Processing of monitoring information retrieved from managed assets; Usually the Company utilize cloud infrastructure in an IAAS (Infrastructure as a service) manner, which means that various Vms are used (Virtual Machines), without essentially incorporating all detailed services of each of the aforementioned cloud providers.

–	Inhouse development servers:

Standard HP DL series rack mounted servers based on Linux, with standard or customized development environments; Version control with SVN and respective insolar / insite build environments.

–	Office cooperation:

Basic file servers, printers, backup server.

–	Various Cloud based assistive platforms:

Google Mail, apps

Salesforce for opportunity tracking

Trac for internal operations process execution

Various spreadsheet – based project assisting tools

MS Project, Wrike, Asana for project and task management

Atlassian Jira for Issue tracking

Freshdesk helpdesk platform

Cloud based ERP for the Greek entity, Quickbooks online for the US / UK entities

Expensify for expense management

Bill.com for payment management of the US entity

Various other tools used for testing additional business automation aspects

Part 2: Domain Names material to the operation of the Group

inaccess.com

inaccessnetworks.com

solarpark-online.com

insolar-plants.net

pvsense.com

Schedule 14: OPTION HOLDERS

The below table sets out the Employees that have or will prior to First Completion be granted Options pursuant to the Option Plan:

Name of Employee	No. of Ordinary Shares under Option
Arvanitis Thomas	2,825
Economou Dimitris	2,197
Grammatikakis Ioannis	2,197
Mexis Dimitris	2,197
Manousos Michalis	1,570
Lykakis George	1,570
Patsios Emmanouel	2,825
Karras Ioannis	1,570
Liverezas Ioannis	942
Kavvadas Dimitris	628
Marra Efstathia	942
Patavalis Themistoklis	1,570
Zagoritis Dimitris	1,413
Polymeropoulos Konstantinos	314
Archontis Vassilios	471
Ntermitzoglou Konstantinos	628
Giannikou Athanasia	314
Ioannou Spyridon	1,570
Vrantzas Pavlos	628
Rozis Konstantinos	785
Dalamagas George	785
Christodoulou Athanasios	251
Kanios Michalis	251
Prosmitis Evaggelos	251
Giannopoulos Nikolaos	251
Babionitakis Konstantinos	251
Golemis Panagiotis	251
Tsintzouras Lambros	251
Patris Konstantinos	251
Fytrakis George	251
Agkavanakis Vassilios	251
Patsiouras Christos	94
Nikolakopoulos Eleftherios	94
Kokolios Christos	94
Chasapis Dimitrios	94
Other	565
TOTAL =	31,392

Schedule 15: FOUNDER AND EMPLOYEE AGREEMENTS

Part A: Founder Service Agreements

The Founder Service Agreements shall cover the following points to the satisfaction of the Purchaser:

Definitions:	For the purposes of Part A of this Schedule 15:

“Grant Amount” means a fixed cash amount; the number of ordinary shares in BLG to be issued in conjunction with the restricted stock grants under each Founder Service Agreement are determined by dividing the Grant Amount by the Market Value at time of Grant.

“Integration Plan” means the business plan for the combined monitoring business developed jointly by the Purchaser and the Company following the date of this Agreement and approved by the board of directors of the Company.

“Market Value” means the volume weighted average price for BGL’s ordinary shares for the 10 trading days preceding the award date.

“VWAP” means the volume-weighted average price of ordinary shares in BGL as reported on the applicable Recognised Investment Exchange.
Term:	Three years from First Completion.
Title:	To be determined.
Time Commitment:	Full time commitment during the term.
Annual Base Compensation:	€175,000 (Annual escalation through Term (typically CPI up to 5%))
Annual Bonus:	25% - 50% of Annual Base Compensation depending on individual role and potential impact on business unit. Metrics to be determined following the date of this Agreement in accordance with the Integration Plan. Subject to approval of the board of directors of BGL, some or all of such compensation may be paid in the form of ordinary shares in BGL at the Market Value applicable on the payment date, if so requested by employee.
Long Term Incentive Compensation:	Grant Amount equal to one year of Annual Base Compensation Restricted Stock - Vests over time (annual increments during term of Founder Service Agreement) and achievement of overall performance targets of BLG and applicable business unit; specific targets to be set based on the Integration Plan.
Compensation Structure:	To the extent practicable and permitted by applicable law, BGL will cooperate with the Founders to structure their respective individual Founder Service Agreement to engage them as independent contractors in a jurisdiction of their choosing or to otherwise structure payment of compensation and benefits to be efficient and in keeping with their personal priorities.

Benefits:	Eligible during term of the Founder Service Agreement for health and other benefit plans offered to applicable business unit employees and consistent with domicile norms plus:
- Participation in senior executive equity plans (including annual awards) as adopted by the board of directors of BGL from time to time and operative during term of the Founder Service Agreement
- Payment of cost of supplementary life insurance policy up to amount of remaining severance for designee of Founder in the event of death/disability; amount to be matched by key-man insurance payable to BGL, if available.
Expenses:	Reimbursement for all out-of-pocket expenses incurred on behalf of the Purchaser’s group and non-accountable expense allowances consistent with past practices of the Company prior to the date of this Agreement. Applicable policies governing class / standards of travel and lodging consistent with that of other BLG executive staff in effect from time to time.
Severance:	Unless employment terminated voluntarily, for “cause” or as a result of death or disability, Annual Base Compensation payable through end of term of the Founder Service Agreement. “Cause” to be narrowly defined to include only fraud, criminal misconduct and wilful violations of the Company’s code of conduct, policies, board directives and other matters to be mutually agreed.
Non-Compete:	Non-compete to extend for maximum period of time permitted by law and subject to timely payment of compensation in accordance with the Founder Service Agreement. Scope of non-compete to be determined, but will restrict competition with the BGL group’s business and dealings with and/or solicitation of BGL group customers in existence at the time of termination of the Founder Service Agreement.

Part B: The Key Employees

Employees designated as “key employees” and “important employees” will be offered three- and two-year contracts, respectively effective upon the First Completion. Such contracts will pertain to the retention of the services of “key employees” and “important employees” as independent contractors or employees, as circumstances dictate, and will incorporate customary provisions regarding compensation, incentives, benefits, expense reimbursement and severance that are no less favourable than the arrangements under which such persons are working for the Company or its Subsidiaries as of the effective date hereof. Subject to the constraints of maintain profitable Company operations and competitive dynamics, the contracts will provide for incremental compensation to be paid over time to “key employees” and “important employees” to offset, to the extent practicable and reasonably acceptable to BGL, increasing tax and insurance costs imposed on such personnel by government policy.

Schedule 16: FOUNDER GUARANTEES

Lender	Type of Loan	Cover	Guarantors*	Maturity Date	Amount Drawn (23 June 2016) (€)	Bank Guarantees Issued (23 June 2016)	Present Operative Facility Limit (€)	Total Value of Signed Loan Contracts (€)†
National Bank of Greece	Revolving credit line	None	Christos Georgopolous; George Konstantoulakis; Vasileios Nellas	Aug-16	160,000	—	160,000	350,000 ST
National Bank of Greece	Revolving credit line	Post dated cheques	Christos Georgopolous; George Konstantoulakis; Vasileios Nellas	Aug-16	—	—	100,000
Bank of Piraeus	Working capital	Assigned Contract proceeds - R&D and customers	Christos Georgopolous; George Konstantoulakis; Vasileios Nellas	Dec-16	204,000	—	650,000	1,920,000 ST
Bank of Piraeus	Letters of guarantee	None, 4,2k Bid, 91,7k perf, 100k Adv. Payment/countegtees to Banks	Christos Georgopolous; George Konstantoulakis; Vasileios Nellas	Dec-16	—	195,900	700,000
Bank of Piraeus	Corporate credit cards	None	Christos Georgopolous; George Konstantoulakis; Vasileios Nellas	Dec-16	21,800	—	72,000
Eurobank	Working capital	Post dated cheques	Christos Georgopolous; George Konstantoulakis; Vasileios Nellas	Sep-16	—	—	150,000	1,300,000 ST
Eurobank	Working capital	80% of export LCs	Christos Georgopolous; George Konstantoulakis; Vasileios Nellas	Sep-16	74,000	—	100,000
Eurobank	Letters of guarantee	None, Advance payment LG	Christos Georgopolous; George Konstantoulakis; Vasileios Nellas	Sep-16	—	41,000	150,000

Lender	Type of Loan	Cover	Guarantors*	Maturity Date	Amount Drawn (23 June 2016) (€)	Bank Guarantees Issued (23 June 2016)	Present Operative Facility Limit (€)	Total Value of Signed Loan Contracts (€)†
Eurobank	Corporate credit cards	None	Christos Georgopolous; George Konstantoulakis; Vasileios Nellas	Sep-16	—	—	10,000
Eurobank	Working capital	Receivables on exports, 80% cover Greek State export credit insurance	Christos Georgopolous; George Konstantoulakis; Vasileios Nellas	Sep-16	—	—	250,000
Alpha Bank	Working capital	Acktor PO financing	Christos Georgopolous; George Konstantoulakis; Vasileios Nellas	Jan-17	—	—	200,000	600,000 ST
Alpha Bank	Working capital	Post dated cheques	Christos Georgopolous; George Konstantoulakis; Vasileios Nellas	Jan-17	—	—	100,000
Alpha Bank	Working capital	Subsidy income - ICT4 Growth	Christos Georgopolous; George Konstantoulakis; Vasileios Nellas	Jan -17 and Nov-17	436,000	—	436,000	436,000 MT
ABC Factors	Working capital	Acktor receivables financing	Christos Georgopolous; George Konstantoulakis; Vasileios Nellas	Jan-17	286,900	—	350,000
Cyprus Popular Bank	Letters of guarantee	Performance guarantees	Christos Georgopolous; George Konstantoulakis; Vasileios Nellas	Mar-17	—	244,800	244,800	500,000 ST
Attica Bank	Letters of guarantee	Performance guarantees	Christos Georgopolous; George Konstantoulakis; Vasileios Nellas	Dec-16	—	8,800	8,800
Greek Engineers Pension Fund	Letter of guarantee	Non – €60,000 advance payment	Vasileios Nellas	Open ended	—	60,000	—	—

*Each guarantor jointly and severally liable.

† “ST” refers to “short term” and “MT” refers to “medium term”.

APPENDIX 1

LIST OF DOCUMENTS TO BE IN THE AGREED FORM

1.	Announcement

2.	Waivers, consents etc.

3.	Directors’ resignations and release of claims

4.	Voting Powers of Attorney

5.	Side Letter

EXECUTED and DELIVERED by BLUENRGY GROUP LIMITED acting by a director	) ) )

in the presence of:

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness:

EXECUTED and DELIVERED by IHL ACQUISITION CO PTY LTD. acting by a director	) ) )

in the presence of:

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness:

EXECUTED and DELIVERED by PIRAEUS TA.NE.O. CAPITAL FUND acting by its management company PIRAEUS CAPITAL MANAGEMENT	) ) ) )
S.A. acting by Mr. Ion Tsakonas and Mr. Spyros Avramopolous,	) )	Director
two directors	) ) ) )
Director

EXECUTED and DELIVERED by INACCESS INVESTMENTS LIMITED acting by a director	) ) )

in the presence of:

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness:

EXECUTED and DELIVERED by RIKONUS LIMITED acting by a director	) ) )

in the presence of:

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness: